As filed with the Securities and Exchange Commission on December 8, 2016
Registration No. _____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Zoom Telephonics, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	3661	04-2621506
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

99 High Street
Boston, MA 02110
(617) 423-1072
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Frank Manning
President, Chief Executive Officer and
Chairman of the Board
99 High Street
Boston, MA 02110
(617) 423-1072
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Stephen D. Brook, Esq.
Robert A. Petitt, Esq.
Burns & Levinson LLP
125 Summer Street
Boston, MA 02110
 (617) 345-3361

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☑

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1) (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (4)	Amount of registration fee
Common Stock, $.01 par value per share (5)	619,231	$2.50	$1,548,078	$180

(1)	This Registration Statement covers the resale by our selling shareholders of 619,231 shares of Common Stock that were issued in the private placement transaction in October, 2016.
(2)
Also includes an indeterminate number of shares which may be issued with respect to such shares of Common Stock by way of a stock dividend, stock split or in connection with a stock combination, recapitalization, merger, consolidation, or otherwise.

(3)	Calculated pursuant to Rule 457(c), the fee calculation is based on the average of the high and low sales prices of our Common Stock on the OTCQB on December 5, 2016, which was $2.50.
(4)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(a) of the Securities Act of 1933, as amended.
(5)
This Registration Statement also includes the preferred stock purchase rights issued pursuant to the Section 382 Rights Agreement, dated November 18, 2015, between the registrant and Computershare Trust Company, N.A., which are presently attached to, and trade with, the registrant’s Common Stock.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED DECEMBER 8, 2016

Prospectus

ZOOM TELEPHONICS, INC.

619,231 SHARES OF COMMON STOCK

This prospectus relates to the possible resale, from time to time, by the holders of 619,231 shares of Common Stock that were issued in a private placement transaction completed in October, 2016.  These holders are named in this prospectus and are referred to herein as the “selling security holders”.

We are not selling any shares of our Common Stock in this offering and, as a result, we will not receive any proceeds from the sale of the Common Stock covered by this prospectus. All of the net proceeds from the sale of our Common Stock will go to the selling security holders.

The selling security holders may sell Common Stock from time to time at prices established on the OTC Markets Group’s OTCQB, or as negotiated in private transactions, or as otherwise described under the heading “Plan of Distribution.” The Common Stock may be sold directly or through agents or broker-dealers acting as agents on behalf of the selling security holders. The selling security holders may engage brokers, dealers or agents who may receive commissions or discounts from the selling security holders. We will pay all the expenses incident to the registration of the shares; however, we will not pay for sales commissions or other expenses applicable to the sale of our Common Stock registered hereunder.

Our Common Stock is quoted on the OTC Markets Group, OTCQB under the symbol “ZMTP.” The last reported sales price of our shares of Common Stock on December 7, 2016 was $2.40 per share.

Our principal executive office is located at 99 High Street, Boston, MA 02110. Our telephone number at that address is (617) 423-1072. Our website is located at http://www.zoomtel.com.

INVESTING IN OUR COMMON STOCK INVOLVES SIGNIFICANT RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 4 OF THIS PROSPECTUS BEFORE EXERCISING YOUR RIGHTS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

OUR SECURITIES ARE NOT BEING OFFERED IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED UNDER APPLICABLE LOCAL LAWS.

The date of this prospectus is , 2016.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	43

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	44

INDEX TO FINANCIAL STATEMENTS AND SCHEDULES	F-1

ZOOM TELEPHONICS, INC.

619,231 SHARES OF COMMON STOCK

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not provided, and we have not authorized anyone else to provide you with, different or additional information. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus regardless of its time of delivery, and you should not consider any information in this prospectus or in the documents incorporated by reference herein to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities.

This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our securities other than the securities covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

As used in this prospectus, “Zoom Telephonics,” “Zoom,” “Company,” “we,” “our” and “us” refer to Zoom Telephonics, Inc. unless stated otherwise or the context requires otherwise.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Throughout this prospectus we make “forward-looking statements,” as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include the words “may,” “would,” “could,” “likely,” “estimate,” “intend,” “plan,” “continue,” “believe,” “expect” or “anticipate” and similar words as well as our acquisition, development and expansion plans, objectives or expectations and our liquidity projections. These forward-looking statements generally relate to our plans, objectives, prospects and expectations for future operations and results and are based upon what we consider to be reasonable future estimates. Although we believe that our plans, objectives, prospects and expectations reflected in, or suggested by, such forward-looking statements are reasonable at the present time, we may not achieve or we may modify them from time to time. Furthermore, there is no assurance that any positive trends suggested or referred to in such statements will continue. Any forward-looking statements made in this prospectus are made as of the date of this prospectus and we assume no obligation to update the forward-looking statements. You should read this prospectus thoroughly, including the factors described in the “Risk Factors” section of this prospectus for information regarding risk factors that could affect our results with the understanding that actual future results may be materially different from what we expect. You should understand that it is not possible to predict or identify all such risks and uncertainties. Consequently, you should not consider these risks and uncertainties to be a complete discussion of all potential risks and uncertainties associated with an investment in us or our securities. We will not update forward-looking statements even though our situation or plans may change in the future, unless applicable law requires us to do so.

PROSPECTUS SUMMARY

The following summary provides an overview of certain information about Zoom and this offering and may not contain all the information that is important to you. This summary is qualified in its entirety by, and should be read together with, the information contained in other parts of this prospectus and the documents we incorporate by reference. You should carefully review this entire prospectus, including the matters discussed in “Risk Factors” beginning on page 4, and our most recent Annual Report on Form 10-K before making a decision about whether to invest in our securities.

Our Company

Zoom Telephonics designs, produces, markets, sells, and supports Internet access and other communications-related products including cable modems, cable modem / routers, mobile broadband modems, Asymmetrical Digital Subscriber Line (“ADSL” or commonly “DSL”) modems, and dial-up modems. Our primary objective is to build upon our position as a leading producer of Internet access devices sold through sales channels that include many of the largest United States (“USA” or “US”) high-volume electronics retailers, and to take advantage of a number of trends in communications including higher data rates, increasing use of wireless technology for transmission of data, and increasing use of smartphones, tablets, and streaming media.

Broadband modems, especially cable modems, were Zoom’s highest revenue product category in both 2015 and 2014. In response to demand for faster connection speeds and increased modem functionality, we have invested and continue to invest resources to advance our broadband modem product line.

Cable modems provide a high-bandwidth connection to the Internet through a cable that connects to the cable service provider’s managed broadband network. We began shipping cable modems in 2000. Our primary means of distribution to end-users in the US, our primary market, is through national retailers and distributors. We have been selling cable modem products under the Zoom brand, and beginning in 2016 we have started offering cable modem products under the Motorola brand in the US and Canada.

Our mobile broadband products provide a high-bandwidth connection to the Internet through access to a mobile service provider’s mobile broadband network. Zoom’s product line includes mobile broadband modems, mobile broadband routers, and mobile broadband modem/router combinations.

Our DSL modems provide a high-bandwidth connection to the Internet through a telephone line that typically connects to compatible DSL equipment that is typically managed by the DSL service provider. In past years Zoom has shipped a broad line of DSL modems. Zoom’s primary DSL product today includes a DSL modem and a 802.11n (“wireless-N”) router.

Our dial-up modems connect personal computers and other devices to the local telephone line for transmission of data, fax, voice, and other information. Our dial-up modems enable personal computers and other devices to connect to other computers and networks, including the Internet, at top data speeds up to 56,000 bits per second. Zoom’s sales of dial-up modems, our largest source of revenues from the mid-eighties through 2010, are expected to continue their decline due to the ongoing adoption of broadband access.

Zoom’s product line also includes wireless products, including WiFi®-compatible wireless-N broadband gateways.  These products typically provide wireless communication between devices that are within a quarter mile or less of each other, depending on the specific product.

Corporate Information

We are incorporated in Delaware under the name Zoom Telephonics, Inc.  Zoom Telephonics, Inc. was originally incorporated in New York in 1977 and changed its state of incorporation to Delaware in 1993. MTRLC LLC, a wholly owned subsidiary of Zoom Telephonics, Inc., is a limited liability company organized in Delaware that focuses on the sale of our Motorola brand products. Our principal executive offices are located at 99 High Street, Boston, MA 02110, and our telephone number is (617) 423-1072. Our Web site is at www.zoomtel.com. Information contained on our web site does not constitute part of this prospectus.

Our common stock is traded on the Over-The-Counter market (“OTCQB”) under the symbol ZMTP.

Recent Developments

On October 24, 2016, we entered into Subscription Agreements (the “Subscription Agreements”) with accredited investors pursuant to which we sold an aggregate of 619,231 shares of Common Stock at a purchase price of $2.60 per share.  The gross proceeds to us at the closing of this private placement were approximately $1.6 million. Pursuant to the terms of the Subscription Agreements, the Company is required to file a registration statement with the Securities and Exchange Commission to register for resale the shares of Common Stock sold in the offering. This prospectus relates to the resale of 619,231 shares of Common Stock issued pursuant to the Subscription Agreements.

SUMMARY OF THE OFFERING

Common Stock offered by selling security holders	619,231 shares

Terms of the Offering	The selling security holders will determine when and how they will sell the Common Stock offered in this prospectus.

Common Stock outstanding*	14,602,790 shares

Use of proceeds	We are not selling any shares of Common Stock covered by this prospectus, and as a result will not receive any proceeds from this offering.

OTCQB Symbol	ZMTP
Risk Factors
See “Risk Factors” beginning on page 4 and the other information in this, together with the information contained under the heading “Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended December 31, 2015, filed with the SEC and any updates of those Risk Factors contained in our Quarterly Reports on Form 10-Q.

* Does not include shares of Common Stock reserved for issuance pursuant to the Company’s equity incentive plans.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Prospective investors should carefully consider the following risk factors, together with the other information contained in this Prospectus, including our financial statements and the notes thereto, in evaluating the Company and its business before purchasing our securities. In particular, prospective investors should note that this prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”) and that actual results could differ materially from those contemplated by such statements. The factors listed below represent certain important factors which we believe could cause such results to differ. These factors are not intended to represent a complete list of the general or specific risks that may affect us. Other risks may be significant, presently or in the future, and the risks set forth below may affect us to a greater extent than indicated. Many factors, including those described below, could cause actual results to differ materially from those discussed in forward-looking statements.

Risks Related to Our Business

Our recent license agreement with Motorola has risks, including risks associated with our ability to successfully generate Motorola sales that are large enough to make our Motorola business profitable after we pay the minimum annual royalty payments required by the license agreement. Our failure to successfully increase Motorola sales would have an adverse effect on our liquidity and financial results.

In May 2015 Zoom entered into an agreement to license the Motorola brand trademark for use with cable modem products in North America for five years starting with shipments January 2016. In August 2016 that agreement was amended to include WiFi routers, range extenders, and other products worldwide, and to increase the minimum royalty payments. In connection with this opportunity, Zoom has an aggressive plan to continue to introduce new Motorola brand products. Our product development plan has and will continue to increase our costs and may result in cost overruns and delays. If our sales of Motorola brand products do not meet our forecasts, this may result in excess inventory and a shortage of cash. In addition, the license agreement includes significant minimum quarterly royalty payments due by Zoom. If we are unable to sell a sufficient number of Motorola brand products to offset these minimum royalty payments, our net income and cash position will be reduced and we may experience losses.

We may require additional funding, which may be difficult to obtain on favorable terms, if at all.

Over the next twelve months we may require additional funding if, for instance, we buy inventory and develop products in anticipation of significant Motorola sales, if our sales are lower than forecast, or if we experience losses. On September 1, 2016, we signed an amendment to our financing agreement to increase our line of credit to $3.0 million assuming our receivables support this amount; and this line is subject to covenants that must be met and may be terminated by the lender at any time upon sixty days prior notice. It is not certain whether all or part of this line of credit will be available to us in the future; and other sources of financing may not be available to us on a timely basis if at all, or on terms acceptable to us. If we fail to obtain acceptable additional financing when needed, we may not have sufficient resources to fund our normal operations; and this would have a material adverse effect on our business.

We may experience costs and senior management distractions due to patent-related matters.

Many of our products incorporate patented technology. We attempt to license appropriate patents either directly or through our integrated circuit suppliers. However, we are subject to costs and senior management distractions due to patent-related litigation.

On May 17, 2016, Magnacross LLC ("Magnacross") filed a complaint in the U.S. District Court for the Eastern District of Texas (U.S.D.C., E.D.Tex.) against the Company alleging infringement of U.S. Patent No. 6,917,304 (“the ’304 patent”) entitled “Wireless Multiplex Data Transmission System.” Magnacross alleged that the Company’s wireless routers, including its Model 5363, 5360 5354 (N300, N600, AC1900) Routers, infringe the '304 patent. In its complaint, Magnacross sought injunctive relief and unspecified compensatory damages. The case is in its early stages and the Court entered an Amended Docket Control Order on October 12, 2016.   If the case is not otherwise resolved, trial is scheduled to commence on November 6, 2017.

Patent litigation matters are complex and time consuming and expose Zoom to potentially material obligations. It is impossible to assess the potential cost and senior management distraction associated with patent litigation matters that are currently outstanding or may occur in the future.

Our reliance on a small number of customers for a large portion of our revenues could materially harm our business and prospects.

Relatively few customers have accounted for a substantial portion of the Company’s revenues.  In the third quarter of 2016, three customers accounted for 86% of the Company’s net sales with the Company’s largest customer accounting for 32% of its net sales. In the first nine months of 2016, three customers accounted for 81% of the Company’s total net sales with the Company’s largest customer accounting for 30% of its net sales. At September 30, 2016 three customers accounted for 88% of the Company’s accounts receivable, with the Company’s largest customer representing 48% of its accounts receivable. In the third quarter of 2015, three customers accounted for 79% of the Company’s total net sales with the Company’s largest customer accounting for 48% of its net sales. In the first nine months of 2015, three customers accounted for 77% of the Company’s total net sales with the Company’s largest customer accounting for 46% of its net sales. At September 30, 2015, three customers accounted for 90% of the Company’s accounts receivable, with the Company’s largest customer representing 61% of its accounts receivable. In 2015 three customers accounted for 77% of the Company’s total net sales with our largest customer accounting for 46% of our net sales. At December 31, 2015, three customers accounted for 93% of our gross accounts receivable, with our largest customer representing 67% of our gross accounts receivable. In 2014 three customers accounted for 74% of the Company’s total net sales, with our largest customer accounting for 53% of our net sales. At December 31, 2014, three customers accounted for 92% of our gross accounts receivable, with our largest customer representing 64% of our gross accounts receivable.

Our customers generally do not enter into long-term agreements obligating them to purchase our products. Because of our significant customer concentration, our net sales and operating income could fluctuate significantly due to changes in political or economic conditions or the loss of, reduction of business with, or less favorable terms for any of our significant customers. A reduction or delay in orders from any of our significant customers, or a delay or default in payment by any significant customer could materially harm our business, results of operation and liquidity.

Our business may be harmed due to Charter Communications Inc.’s (“Charter”) having acquired Time Warner Cable and Bright House Networks, to the extent that Charter extends its policy of not offering customers a savings when customers supply their own cable modem.

In applying for FCC approval of its proposed acquisition of Time Warner Cable and Bright House Networks, Charter stated that it would extend its practice of charging a single price for cable modem leasing and Internet service to some customers in the newly-acquired cable systems. Zoom’s position has been and remains that they should separately state a non-subsidized price for the cable modem, offering customers a saving if they use their own modem instead. In its public filings, Charter stated that it had about 4.8 million residential customers. Charter has also stated that if the proposed transactions were consummated, Charter would acquire about 10.8 million residential customers from Time Warner Cable and about 2.5 million residential and business customers from Bright House Networks. Zoom filed an action at the FCC which asked that the FCC deny Charter’s application for the proposed acquisitions or, if the acquisitions were approved, that they be conditioned on a requirement that Charter separately state the price of the Charter-supplied cable modem, and that price not be subsidized. Charter did successfully acquire Time Warner Cable and Bright House, and there was no associated FCC requirement that Charter separately state the price of the Charter-supplied cable modem, and that price not be subsidized. We believe that Charter has extended its bundled, subsidized approach to some but not all Time Warner Cable and Bright House customers, but that policy could change. Zoom is continuing its efforts to obtain relief from the FCC, but these efforts may not be successful. Charter’s policy eliminates one of the major incentives for purchasing a cable modem, and thereby threatens cable modem sales by retailers and threatens Zoom as a supplier to these retailers. We believe our sales of cable modems will be reduced in markets where Charter extends its policy of bundling its offering of a subsidized cable modem with its Internet service.

Product liability claims related to future Connected Home products could harm our competitive position, results of operations and financial condition.

We plan to introduce products that may be used to monitor for threats such as fire, flooding, break-ins, medical emergencies, and other threats; to allow remote control of our Connected Home products and attached electrical devices; and to cause actions including alerts and sirens in certain situations.  If our products fail to provide accurate and timely information or to operate as designed, our customers could assert claims against us for product liability. Litigation with respect to product liability claims, regardless of any outcome, could result in substantial cost to us, divert management’s attention from operations and decrease market acceptance of our products. While we intend to carry product liability insurance, we cannot give any assurance that our current or future insurance coverage will be sufficient to cover all possible liabilities. Further, we can give no assurance that adequate insurance will be available to us or that such insurance may be maintained at a reasonable cost to us. A successful claim brought against us, or any claim or product recall that results in negative publicity about us, could harm our competitive position, results of operations and financial condition.

The market for Internet access products and services has many competing technologies, and the demand for certain of our products and services is declining.

If we are unable to grow demand for our broadband and dial-up modems or other products, we may be unable to sustain or grow our business. The market for high-speed communications products and services has a number of competing technologies. For instance, Internet access can be achieved by using a standard telephone line with an appropriate modem and dial-up or DSL service; using a cable TV line with a cable modem and cable modem service; or using a mobile broadband modem and mobile broadband service. We currently sell products that include all these technologies. The introduction of new products by competitors, market acceptance of competing products based on new or alternative technologies, or the emergence of new industry standards have in the past rendered and could continue to render our products less competitive or even obsolete.

Our reliance on sole suppliers or limited sources of supply could materially harm our business.

 We obtain certain key parts, components, and equipment from sole or limited sources of supply. In the first nine months of 2016, our business relied on a single primary cable modem supplier. As of September 30, 2016, this supplier provided 89% of our purchased inventory. In 2015, we had two suppliers that provided 85% of our purchased inventory. Also, as examples, the vast majority of our broadband modems use Broadcom chipsets and the vast majority of our dial-up modems use Conexant chipsets.  The loss of the services of any of our significant suppliers or a material change in their business or their relationship with us could harm our business and operating results. In the past we have experienced long lead-times and significant delays in receiving shipments of modem chipsets from our sole source suppliers. We may experience similar delays in the future. In addition, some products may have other components that are available from only one source. If we are unable to obtain a sufficient supply of components from our current sources, we would experience difficulties in obtaining alternative sources or in altering product designs to use alternative components. Resulting delays or reductions in product shipments could damage relationships with our customers, and our customers could decide to purchase products from our competitors. Inability to meet our customers’ demand or a decision by one or more of our customers to purchase products from our competitors could harm our operating results.

Fluctuations in the foreign currency exchange rates in relation to the US dollar could have a material adverse effect on our operating results.

Changes in currency exchange rates that increase the relative value of the US dollar may make it more difficult for us to compete with foreign manufacturers on price, may reduce our foreign currency denominated sales when expressed in dollars, or may otherwise have a material adverse effect on our sales and operating results. A significant increase in our foreign currency denominated sales would increase our risk associated with foreign currency fluctuations. A weakness in the US dollar relative to the Mexican peso and various Asian currencies, especially the Chinese renminbi (“RMB”), could increase our product costs. Fluctuations in the currency exchange rates have, and may continue to, adversely affect our operating results.

The current uncertainty in global economic conditions could negatively affect our business, results of operations, and financial condition.

The current uncertainty in global economic conditions has resulted in a tightening in the credit markets, a low level of liquidity in many financial markets, and extreme volatility in credit, equity and fixed income markets. There could be a number of follow-on effects from these economic developments on our business, including unavailability of credit, insolvency of key suppliers resulting in product delays; customer insolvencies; rapid changes to the foreign currency exchange rates; decreased customer confidence; and decreased customer demand.  Any of these events, or any other events caused by the recent financial crisis, may have a material adverse effect on our business, operating results, and financial condition.

Capacity constraints in our Mexican operations could reduce our sales and revenues and hurt customer relationships.

We rely on our Mexican operations to finish and ship most of the products we sell. Since moving our operations to our Mexican facility we have experienced and may continue to experience constraints on our capacity as we address challenges related to operating our new facility, such as hiring and training workers, creating the facility’s infrastructure, developing new supplier relationships, complying with customs and border regulations, and resolving shipping and logistical issues. Our sales and revenues may be reduced and our customer relationships may be impaired if we continue to experience constraints on our capacity. We are working to minimize capacity constraints in a cost-effective manner, but there can be no assurance that we will be able to adequately minimize capacity constraints.

Our reliance on a business processing outsourcing partner to conduct our operations in Mexico could materially harm our business and prospects.

In connection with our North American manufacturing operations in Mexico, we rely on a business processing outsourcing partner to hire, subject to our oversight, the team for our Mexican operations, provide the selected facility described above, and coordinate many of the ongoing logistics relating to our operations in Mexico. Our outsourcing partner’s related functions include acquiring the necessary Mexican permits, providing the appropriate Mexican operating entity, assisting in customs clearances, and providing other general assistance and administrative services in connection with the ongoing operation of the Mexican facility. Our outsourcing partner’s performance of these obligations efficiently and effectively is critical to the success of our operations in Mexico. Failure of our outsourcing partner to perform its obligations efficiently and effectively could result in delays, unanticipated costs or interruptions in production, delays in deliveries to our customers or other harm to our business, results of operation, and liquidity. Moreover, if our outsourcing arrangement is not successful, we cannot assure our ability to find an alternative production facility or outsourcing partner to assist in our operations in Mexico or our ability to operate successfully in Mexico without outsourcing or similar assistance.

We believe that our future success will depend in large part on our ability to more successfully penetrate the broadband modem markets, which have been challenging markets, with significant barriers to entry.

We believe that our future success depends in large part on our ability to penetrate the broadband modem markets including cable and mobile broadband. These markets have significant barriers to entry. Although some cable, and mobile broadband modems are sold at retail, the high volume purchasers of these modems are concentrated in a relatively few large cable, telephone, and mobile broadband service providers which offer broadband modem services to their customers. These customers, particularly cable and mobile broadband services providers, also have extensive and varied certification processes for modems to be approved for use on their network. These certifications are expensive and time consuming, and they continue to evolve. Successfully penetrating the broadband modem market therefore presents a number of challenges including: the current limited retail market for broadband modems; the relatively small number of cable, telecommunications and Internet service provider customers that make up the bulk of the market for broadband modems in certain countries, including the US; the significant bargaining power of these large volume purchasers; the time consuming, expensive, uncertain and varied certification process of the various cable service providers; the savings if any offered to customers who use their own modem instead of one supplied by the service provider; and the strong relationships with cable service providers enjoyed by incumbent cable equipment providers like ARRIS.

If we fail to meet changing customer requirements and emerging industry standards, there would be an adverse impact on our ability to sell our products and services.

The market for Internet access products and services is characterized by aggressive pricing practices, continually changing customer demand patterns, rapid technological advances, emerging industry standards and short product life cycles. Some of our product and service developments and enhancements have taken longer than planned and have delayed the availability of our products and services, which adversely affected our sales and profitability in the past. Any significant delays in the future may adversely impact our ability to sell our products and services, and our results of operations and financial condition may be adversely affected. Our future success will depend in large part upon our ability to: identify and respond to emerging technological trends and industry standards in the market; develop and maintain competitive products that meet changing customer demands; enhance our products by adding innovative features that differentiate our products from those of our competitors; bring products to market on a timely basis; introduce products that have competitive prices; manage our product transitions, inventory levels and manufacturing processes efficiently; respond effectively to new technological changes or new product announcements by others; meet changing industry standards; distribute our products quickly in response to customer demand; and compete successfully in the markets for our new products. These factors could also have an adverse effective on our operating results.

Our product cycles tend to be short and we may incur significant non-recoverable expenses or devote significant resources to sales that do not occur when anticipated. Therefore, the resources we devote to product development, sales and marketing may not generate material net sales for us. In addition, short product cycles have resulted in and may in the future result in excess and obsolete inventory, which has had and may in the future have an adverse effect on our results of operations. In an effort to develop innovative products and technology, we have incurred and may in the future incur substantial development, sales, marketing, and inventory costs. If we are unable to recover these costs, our financial condition and operating results could be adversely affected. In addition, if we sell our products at reduced prices in anticipation of cost reductions and we still have higher cost products in inventory, our business would be harmed and our results of operations and financial condition would be adversely affected.

Our international operations are subject to a number of risks that could harm our business.

Currently our business is significantly dependent on our operations outside the US, particularly the production of substantially all of our products. Through nine months ending September 30, 2016 sales outside North America were only 1.4% of our net sales. However, almost all of our manufacturing operations are now located outside of the US.  The inherent risks of international operations could harm our business, results of operation, and liquidity. For instance, our operations in Mexico are subject to the challenges and risks associated with international operations, including those related to integration of operations across different cultures and languages, and economic, legal, political and regulatory risks. In addition, fluctuations in the currency exchange rates have had, and may continue to have, an adverse effect on our operating results. The types of risks faced in connection with international operations include, among others: regulatory and communications requirements and policy changes; currency exchange rate fluctuations, including changes in value of the Mexican peso relative to the US dollar; cultural differences; reduced control over staff and other difficulties in staffing and managing foreign operations; reduced protection for intellectual property rights in some countries; political and economic changes and disruptions; governmental currency controls; shipping costs; strikes and work slowdowns at ports or other locations in the supply path; and import, export, and tariff regulations. Almost all of our products are built in mainland China or Taiwan, so these products are subject to numerous risks including currency risk and economic, legal, political and regulatory risks.

We may be subject to product returns resulting from defects or from overstocking of our products.  Product returns could result in the failure to attain market acceptance of our products, which would harm our business.

If our products contain undetected defects, errors, or failures, we could face delays in the development of our products, numerous product returns, and other losses to us or to our customers or end users. Any of these occurrences could also result in the loss of or delay in market acceptance of our products, either of which would reduce our sales and harm our business. We are also exposed to the risk of product returns from our customers as a result of contractual stock rotation privileges and our practice of assisting some of our customers in balancing their inventories. Overstocking has in the past led and may in the future lead to higher than normal returns.

If we fail to effectively manage our inventory levels, there could be a material and adverse effect on our liquidity and our business.

Due to rapid technological change and changing markets we are required to manage our inventory levels carefully to both meet customer expectations regarding delivery times and to limit our excess inventory exposure. In the event we fail to effectively manage our inventory our liquidity may be adversely affected and we may face increased risk of inventory obsolescence, a decline in market value of the inventory, or losses from theft, fire, or other casualty.

We may be unable to produce sufficient quantities of our products because we depend on third party manufacturers. If these third party manufacturers fail to produce quality products in a timely manner, our ability to fulfill our customer orders would be adversely impacted.

We use contract manufacturers and original design manufacturers for electronics manufacturing of most of our products. We use these third party manufacturers to help ensure low costs, rapid market entry, and reliability. Any manufacturing disruption could impair our ability to fulfill orders, and failure to fulfill orders would adversely affect our sales. Although we currently use four electronics manufacturers for the bulk of our purchases, in some cases a given product is only provided by one of these companies. The loss of the services of any of our significant third party manufacturers or a material adverse change in the business of or our relationships with any of these manufacturers could harm our business. Since third parties manufacture our products and we expect this to continue in the future, our success will depend, in part, on the ability of third parties to manufacture our products cost effectively and in sufficient quantities to meet our customer demand.

We are subject to the following risks because of our reliance on third party manufacturers: reduced management and control of component purchases; reduced control over delivery schedules, quality assurance, manufacturing yields, and labor practices; lack of adequate capacity during periods of excess demand; limited warranties on products supplied to us; potential increases in prices; interruption of supplies from assemblers as a result of a fire, natural calamity, strike or other significant event; and misappropriation of our intellectual property.

Our cable modem sales may be significantly reduced due to long lead-times.

Cable modems and other broadband modems represented 89% of Zoom’s net sales during 2015, and 96% of Zoom’s net sales for the nine months ending September 30, 2016. These products have experienced long lead-times due to certain component production lead-times of up to 20 weeks and due to manufacturer-related delays, and these long lead times may significantly reduce our potential sales.

We face significant competition, which could result in decreased demand for our products or services.

We may be unable to compete successfully. A number of companies have developed, or are expected to develop, products that compete or will compete with our products. Furthermore, many of our current and potential competitors have significantly greater resources than we do. Intense competition, rapid technological change and evolving industry standards could result in less favorable selling terms to our customers, decrease demand for our products or make our products obsolete.  Our operating results and our ability to compete could be adversely affected if we are unable to: successfully and accurately anticipate customer demand; manage our product transitions, inventory levels, and manufacturing processes efficiently; distribute or introduce our products quickly in response to customer demand and technological advances; differentiate our products from those of our competitors; or otherwise compete successfully in the markets for our products.

Environmental regulations may increase our manufacturing costs and harm our business.

In the past, environmental regulations have increased our manufacturing costs and caused us to modify products. New state, US, or other regulations may in the future impact our product costs or restrict our ability to ship certain products into certain regions.

Changes in current or future laws or governmental regulations and industry standards that negatively impact our products, services and technologies could harm our business.

The jurisdiction of the FCC, extends to the entire US communications industry including our customers and their products and services that incorporate our products. Our products are also required to meet the regulatory requirements of other countries throughout the world where our products and services are sold. Obtaining government certifications is time-consuming and costly. In the past, we have encountered delays in the introduction of our products, such as our cable modems, as a result of government certifications. We may face further delays if we are unable to comply with governmental regulations. Delays caused by the time it takes to comply with regulatory requirements may result in cancellations or postponements of product orders or purchases by our customers, which would harm our business.

In addition to reliability and quality standards, the market acceptance of certain products and services is dependent upon the adoption of industry standards so that products from multiple manufacturers are able to communicate with each other. Standards are continuously being modified and replaced. As standards evolve, we may be required to modify our existing products or develop and support new versions of our products. The failure of our products to comply, or delays in compliance, with various existing and evolving industry standards could delay or interrupt volume production of our products, which could harm our business.

Our future success will depend on the continued services of our executive officers and key product development personnel.

The loss of any of our executive officers or key product development personnel, the inability to attract or retain qualified personnel in the future, or delays in hiring skilled personnel could harm our business. Competition for skilled personnel is significant. We may be unable to attract and retain all the personnel necessary for the development of our business. In addition, the loss of Frank B. Manning, our president and chief executive officer, or some other member of the senior management team, a key engineer or salesperson, or other key contributors, could harm our relations with our customers, our ability to respond to technological change, and our business.

We may have difficulty protecting our intellectual property.

Our ability to compete is heavily affected by our ability to protect our intellectual property. We rely primarily on trade secret laws, confidentiality procedures, patents, copyrights, trademarks, and licensing arrangements to protect our intellectual property. The steps we take to protect our technology may be inadequate. Existing trade secret, trademark and copyright laws offer only limited protection. Our patents could be invalidated or circumvented. We have more intellectual property assets in some countries than we do in others. In addition, the laws of some foreign countries in which our products are or may be developed, manufactured or sold may not protect our products or intellectual property rights to the same extent as do the laws of the US. This may make the possibility of piracy of our technology and products more likely. We cannot ensure that the steps that we have taken to protect our intellectual property will be adequate to prevent misappropriation of our technology.

We could infringe the intellectual property rights of others.

Particular aspects of our technology could be found to infringe on the intellectual property rights or patents of others. Other companies may hold or obtain patents on inventions or may otherwise claim proprietary rights to technology necessary to our business. We cannot predict the extent to which we may be required to seek licenses. We cannot assure that the terms of any licenses we may be required to seek will be reasonable. We are often indemnified by our suppliers relative to certain intellectual property rights; but these indemnifications do not cover all possible suits, and there is no guarantee that a relevant indemnification will be honored by the indemnifying party.

Risks Related to the Securities Market and Our Common Stock

The market price of our common stock may be volatile and trading volume may be low.
The market price of our common stock could fluctuate significantly for many reasons, including, without limitation: as a result of the risk factors listed herein; actual or anticipated fluctuations in our operating results; regulatory changes that could impact our business; and general economic and industry conditions. Shares of our common stock are quoted on the OTCQB. The lack of an active market may impair the ability of holders of our common stock to sell their shares of common stock at the time they wish to sell them or at a price that they consider reasonable. The lack of an active market may also reduce the fair market value of the shares of our common stock.

We do not expect to pay any dividends in the foreseeable future.

We do not expect to declare dividends in the foreseeable future. We currently intend to retain cash to support our operations and to finance the growth and development of our business. There can be no assurance that we will have, at any time, sufficient surplus under Delaware law to be able to pay any dividends. If we do not pay dividends, the price of our common stock that you receive in the distribution must appreciate for you to receive a gain on your investment in Zoom Telephonics.

Our directors, executive officers and principal stockholders own a significant percentage of our shares, which will limit your ability to influence corporate matters.

Our directors, executive officers and certain other principal stockholders owned approximately 42% percent of our outstanding Common Stock as of December 6, 2016.  Accordingly, these stockholders could have a significant influence over the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets and also could prevent or cause a change in control. The interests of these stockholders may differ from the interests of our other stockholders. Third parties may be discouraged from making a tender offer or bid to acquire us because of this concentration of ownership.

In 2015 we adopted an Internal Revenue Code Section 382 stockholder rights plan which could discourage potential acquisition proposals and could prevent, deter or delay a change in control of our company.

In November 2015 we adopted an Internal Revenue Code Section 382 stockholder rights plan (the “Rights Plan”) with the purpose of reducing the likelihood of an unintended “ownership change” and thus assisting in preserving the value of the tax benefits associated with our accumulated net operating losses.  The Rights Plan could have the effect, either alone or in combination provisions of our certificate of incorporation or Delaware law, of preventing, deterring or delaying a change in control of our company, even if a change in control would be beneficial to our stockholders.

Our ability to use our net operating losses (“NOLs”) may be negatively affected if there is an “ownership change” as defined under Section 382 of the Internal Revenue Code.

At December 31, 2015 we had approximately $50.7 million in federal NOLs. These deferred tax assets are currently fully reserved.  Under Internal Revenue Code Section 382 rules, if a change of ownership is triggered, our ability to use our NOLs can be negatively affected if there is an “ownership change” as defined under Internal Revenue Code Section 382. In general, an ownership change occurs whenever there is a shift in ownership by more than 50 percentage points by one or more 5% stockholders over a specified time period (generally three years). Given Internal Revenue Code Section 382’s broad definition, an ownership change could be the unintended consequence of otherwise normal market trading in the Company’s stock that is outside of the Company’s control. Similar plans have been adopted by a number of companies holding similar significant tax assets over the past several years.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Common Stock by the selling security holders. All of the net proceeds from the resale of our Common Stock will go to the selling security holders as described below in the sections entitled “Selling Security Holders” and “Plan of Distribution.” We have agreed to bear the expenses relating to the registration of the Common Stock for the selling security holders.

DETERMINATION OF OFFERING PRICE

The prices at which the shares of Common Stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of Common Stock, by negotiations between the selling security holders and buyers of our Common Stock in private transactions or as otherwise described in “Plan of Distribution.”

DILUTION

The resale of the shares of the Common Stock under this prospectus will not dilute the ownership interests of existing stockholders.

SELLING SECURITY HOLDERS

The Common Stock being offered for resale by the selling security holders consists of 619,231 shares that were acquired by the selling security holders in a private placement in October, 2016. The following table sets forth the name of each selling security holder, the number of shares of Common Stock beneficially owned by each of the selling security holders as of December 1, 2016 and the number of shares of Common Stock being offered by the selling security holders. The selling security holders may offer all or part of the shares for resale from time to time. However, the selling security holders are under no obligation to sell all or any portion of such shares nor are the selling security holders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling security holders.

Name of Selling Security Holder (1)	Total Shares Beneficially Owned Before Offering	Maximum Number of Shares Being Offered	Total Shares Beneficially Owned After Offering (2)	Percent of Total Shares Outstanding After Offering (2)
Christopher Davis	65,000	40,000	25,000	*
Clive Anthony Caunter	38,461	38,461	0	*
Tariq Masood	130,000	130,000	0	*
Serge Kremer	115,385	115,385	0	*
Patricia Cunningham	40,000	40,000	0	*
Peter Sykes (3)	77,350	40,000	37,350	*
Ulster Overseas Limited (4)	80,000	80,000	0	*
Calypso No. 2 Limited (5)	40,000	40,000	0	*
Calypso No. 3 Limited (5)	40,000	40,000	0	*
Calypso No. 4 Limited (5)	40,000	40,000	0	*
Manfredo Radicati	15,385	15,385	0	*

(1)
In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock over which such person has voting or investment power and of which such person has the right to acquire beneficial ownership within 60 days of the date hereof. The table includes shares owned by spouses, other immediate family members, in trust, shares held in retirement accounts or funds for the benefit of the named individuals, shares held as restricted stock and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power. The address of each selling security holder is c/o Zoom Telephonics, Inc., 99 High Street, Boston, MA 02110.
(2)
Assumes that all shares of Common Stock registered for resale by this prospectus have been sold.
(3)
Mr. Sykes was appointed to the Company’s Board of Directors on October 24, 2016.
(4)
Marco Jäger, Britta Pfister, Chris Schallenberger, Karen Anne Marshall and Claire Cooke possess voting power and investment power over all securities included in this table which are held Ulster Overseas Limited.
(5)
Ethan Chue, Britta Pfister, Anita Raaflaub and Patricia Tan possess voting power and investment power over all securities included in this table which are held Calypso No. 2 Limited, Calypso No. 3 Limited and Calypso No. 4 Limited.
*Less than one percent of shares outstanding.

PLAN OF DISTRIBUTION

Each selling security holder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the OTC Markets Group’s OTCQB or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling security holder may use any one or more of the following methods when selling securities:

●
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●
block trades in which the broker dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●
purchases by a broker dealer as principal and resale by the broker-dealer for its account;
●
an exchange distribution in accordance with the rules of the applicable exchange;
●
privately negotiated transactions;
●
settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
●
in transactions through broker dealers that agree with the selling security holders to sell a specified number of such securities at a stipulated price per security;
●
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●
a combination of any such methods of sale; or
●
any other method permitted pursuant to applicable law.

The selling security holders may also sell securities under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker dealers engaged by the selling security holders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling security holders (or, if any broker dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling security holders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling security holders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling security holder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling security holders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling security holders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling security holders.

We agreed to use our commercially reasonable efforts to keep this registration effective until the earliest of (i) the date on which the securities have been sold pursuant to this prospectus or pursuant to Rule 144 under the Securities Act or any other rule of similar effect, (ii) the date on which the securities (other than securities held by persons who are affiliates of the Company) may be resold by the selling security holders without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144; or (iii) October 24, 2017. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the selling security holders or any other person. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON STOCK

Market Information

Our common stock trades on the OTCQB under the symbol “ZMTP”.

As of December 5, 2016, there were 145 holders of record of our common stock. On December 5, 2016, the closing price of our common stock as reported by the OTCQB was $2.50. The following table sets forth, for the periods indicated, the high and low sale prices per share of common stock, as reported by the OTCQB.

FISCAL PERIOD	HIGH	LOW
Fiscal Year ending December 31, 2016
Fourth Quarter through December 5, 2016	$3.15	$2.36
Third Quarter	$3.20	$1.84
Second Quarter	$2.93	$1.53
First Quarter	$2.30	$1.22

Fiscal Year ending December 31, 2015
Fourth Quarter	$2.14	$1.32
Third Quarter	$1.54	$0.70
Second Quarter	$1.07	$0.16
First Quarter	$0.25	$0.16

Fiscal Year ending December 31, 2014
Fourth Quarter	$0.25	$0.14
Third Quarter	$0.28	$0.14
Second Quarter	$0.20	$0.13
First Quarter	$0.14	$0.11

Dividends

We have never declared or paid cash dividends on our capital stock and do not plan to pay any cash dividends in the foreseeable future. Our current policy is to retain all of our earnings to finance future growth.

Equity Compensation Plan Information

We maintain a number of equity compensation plans for employees, officers, directors and others whose efforts contribute to our success. The table below sets forth certain information as of our fiscal year ended December 31, 2015 regarding the shares of our common stock available for grant or granted under stock option plans that (i) were approved by our stockholders, and (ii) were not approved by our stockholders.

Plan Category	Number Of Securities To Be Issued Upon Exercise Of Outstanding Options	Weighted-Average Exercise Price Of Outstanding Options	Number Of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	2,761,500	$0.39	3,438,500

Equity compensation plans not approved by security holders	---	---	---
Total:	2,761,500	$0.39	3,438,500

(1)
Includes the 2009 Stock Option Plan and the 2009 Directors Stock Option Plan. These plans were approved by the shareholders at the 2010 annual meeting. At the 2013 annual meeting, shareholders approved an increase to the total number of shares available for issuance for the 2009 Stock Option Plan. The new number of shares is 5,500,000. At the 2013 annual meeting, shareholders approved an increase to the total number of shares available for issuance for the 2009 Directors Stock Option Plan. The new number of shares is 700,000. The purposes of the 2009 Stock Option Plan are to attract and retain employees and provide an incentive for them to assist us in achieving our long-range performance goals, and to enable such employees to participate in our long-term growth. The purposes of the 2009 Directors Stock Option Plan is to attract and retain non-employee directors and to enable such directors to participate in our long-term growth. The 2009 Stock Option Plan and the 2009 Directors Stock Option Plan are administered by the Compensation Committee of the Board of Directors. All stock options granted under the 2009 Stock Option Plan and the 2009 Directors Stock Option Plan have been granted with an exercise price equal to at least the fair market value of the common stock on the date of grant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD LOOKING STATEMENTS

In addition to other information in this Registration Statement, this Management’s Discussion and Analysis of Financial Condition and Results of Operations contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. We caution that these statements are not guarantees of future performance. They involve a number of risks and uncertainties that are difficult to predict including, but not limited to, the risks and uncertainties set forth in the section entitled “Risk Factors.”

The following discussion and analysis should be read in conjunction with the safe harbor statement and the risk factors contained in Item IA of Part II of our Quarterly Report on Form 10-Q for quarter ended September 30, 2016, filed with the SEC on November 11, 2016, in our Annual Report on Form 10-K for year ended December 31, 2015, filed with the SEC on March 15, 2016, and in our other filings with the SEC. Readers should also be cautioned that results of any reported period are often not indicative of results for any future period. Actual results could differ materially from those expressed or implied in the forward-looking statements.

OVERVIEW

We derive our net sales primarily from sales of Internet access and other communications-related products, including cable modems, cable modem / routers, Digital Subscriber Line (“DSL”) modems and dial-up modems to retailers, distributors, Internet Service Providers and original equipment manufacturers (“OEMs”). We sell our products through a direct sales force and through independent sales agents. All but one of our employees are located at our headquarters in Boston, Massachusetts.  We are experienced in electronics hardware, firmware, and software design and test, regulatory certifications, product documentation, and packaging; and we use that experience in developing each product in-house or in partnership with suppliers who are typically based in Asia. Electronic assembly and testing of the our products in accordance with our specifications is typically done in Asia.

Since 1983 our headquarters have been near South Station in downtown Boston. We recently moved from our long time location at 207 South Street to 99 High Street in Boston. The lease for this new location terminates June 29, 2019. We also lease a test/warehouse/ship facility in Tijuana, Mexico. In November 2014 we signed a one-year lease with five one-year renewal options thereafter for an 11,390 square foot facility in Tijuana Mexico. In September 2015, Zoom extended the term of the lease from December 1, 2015 through November 30, 2018. In September 2015, Zoom also signed a new lease for additional space in the adjacent building, which doubled the existing capacity. The term of the lease is from March 1, 2016 through November 30, 2018 with early access granted as of December 1, 2015.

We continually seek to improve our product designs and manufacturing approach in order to improve product performance and reduce our costs. We pursue a strategy of outsourcing rather than internally developing our modem chipsets, which are application-specific integrated circuits that form the technology base for our modems. By outsourcing the chipset technology, we are able to concentrate our research and development resources on modem system design, leverage the extensive research and development capabilities of our chipset suppliers, and reduce our development time and associated costs and risks. As a result of this approach, we are able to quickly develop new products while maintaining a relatively low level of research and development expense as a percentage of net sales. We also outsource aspects of our manufacturing to contract manufacturers as a means of reducing our costs of production, and to provide us with greater flexibility in our production capacity.

Our gross margin for a given product generally depends on a number of factors including the type of customer to whom we are selling. The gross margin for retailers tends to be higher than for some of our other customers; conversely, the sales, support, returns, and overhead costs associated with retailers tend to be higher. Our sales to certain countries are currently handled by a single master distributor for each country, who handles the support and marketing costs within the country. Gross margin for sales to these master distributors tends to be low, since lower pricing to these distributors helps them to cover the support and marketing costs for their country.

As if September 30, 2016 we had 30 employees, 25 working full-time and 5 working less than five days per week. Ten employees were engaged in research and developement and quality control. Five employees were involved in operations, which manages production, inventory, purchasing, warehousing, freight, invoicing, shipping, collections, and returns. Nine employees were engaged in sales, marketing, and customer support. The remaining six employees performed executive, accounting, administrative, and management information systems functions. Our dedicated personnel in Tijuana, Mexico are employees of our Mexican service provider and not included in our headcount. As of September 30, 2016, we had one consultant in sales and one consultant in information systems, neither whom is included in our headcount.

Critical Accounting Policies and Estimates
Following is a discussion of what we view as our more significant accounting policies and estimates. As described below, management judgments and estimates must be made and used in connection with the preparation of our consolidated financial statements. We have identified areas where material differences could result in the amount and timing of our net sales, costs, and expenses for any period if we had made different judgments or used different estimates.
Revenue Recognition. We primarily sell hardware products to our customers. The hardware products include dial-up modems, DSL modems, cable modems, and local area networking equipment.
We derive our net sales primarily from the sales of hardware products to four types of customers:
●
Computer peripherals retailers,
●
Computer product distributors,
●
Internet service providers, and
●
OEMs.
We recognize hardware net sales for our customers at the point when the customers take legal ownership of the delivered products. Legal ownership passes from Zoom to the customer based on the contractual Free on Board (“FOB”) point specified in signed contracts and purchase orders, which are both used extensively. Many of our customer contracts or purchase orders specify FOB destination, which means that title and risk remain with the seller until it has delivered the goods to the location specified in the contract. We verify the delivery date on all significant FOB destination shipments made during the last 10 business days of each quarter.
Our net sales of hardware include reductions resulting from certain events which are characteristic of the sales of hardware to retailers of computer peripherals. These events are product returns, certain sales and marketing incentives, price protection refunds, and consumer mail-in and in-store rebates. Each of these is accounted for as a reduction of net sales based on detailed management estimates, which are reconciled to actual customer or end-consumer credits on a monthly or quarterly basis.
Product Returns. Products are returned by retail stores and distributors for inventory balancing, contractual stock rotation privileges, and warranty repair or replacements. We estimate the sales and cost value of expected future product returns of previously sold products. Our estimates for product returns are based on recent historical trends plus estimates for returns prompted by, among other things, announced stock rotations and announced customer store closings. Management reviews historical returns, current economic trends, and changes in customer demand and acceptance of our products when estimating sales return allowances. The estimate for future returns is recorded as a reserve against accounts receivable, a reduction in our net sales, and the corresponding change to inventory reserves and cost of sales.
Price Protection Refunds. We have a policy of offering price protection to certain of our retailer and distributor customers for some or all their inventory. Under the price protection policies, when we reduce our prices for a product, the customer receives a credit for the difference between the original purchase price and our reduced price for their unsold inventory of that product. Our estimates for price protection refunds are based on a detailed understanding and tracking by customer and by sales program. Estimated price protection refunds are recorded in the same period as the announcement of a pricing change. Information from customer inventory-on-hand reports or from direct communications with the customers is used to estimate the refund, which is recorded as a reduction of net sales and a reserve against accounts receivable.
Sales and Marketing Incentives. Many of our retailer customers require sales and marketing support funding, usually set as a percentage of our sales in their stores. The incentives were reported as reductions in our net sales.
Consumer Mail-In and In-Store Rebates. Our estimates for consumer mail-in and in-store rebates are based on a detailed understanding and tracking by customer and sales program, supported by actual rebate claims processed by the rebate redemption centers plus an accrual for an estimated lag in processing at the redemption centers. The estimate for mail-in and in-store rebates is recorded as a reserve against accounts receivable and a reduction of net sales in the same period that the rebate obligation was triggered.
Accounts Receivable Valuation. We establish accounts receivable valuation allowances equal to the above-discussed net sales adjustments for estimates of product returns, price protection refunds, consumer rebates, and general bad debt reserves. These allowances are reduced as actual credits are issued to the customer's accounts.

Inventory Valuation and Cost of Goods Sold. Inventory is valued at the lower of cost, determined by the first-in, first-out method, or its net realizable value. We review inventories for obsolete slow moving products each quarter and make provisions based on our estimate of the probability that the material will not be consumed or that it will be sold below cost. Additionally, material product certification costs on new products are capitalized and amortized over the expected period of value of the respective products.
Valuation and Impairment of Deferred Tax Assets. As part of the process of preparing our financial statements we estimate our income tax expense and deferred income tax position. This process involves the estimation of our actual current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included in our balance sheet. We then assess the likelihood that our deferred tax assets will be recovered from future taxable income. To the extent we believe that recovery is not likely, we establish a valuation allowance. Changes in the valuation allowance are reflected in the statement of operations.

Significant management judgment is required in determining our provision for income taxes and any valuation allowances. We have recorded a 100% valuation allowance against our deferred income tax assets. It is management's estimate that, after considering all available objective evidence, historical and prospective, with greater weight given to historical evidence, it is more likely than not that these assets will not be realized. If we establish a record of continuing profitability, at some point we will be required to reduce the valuation allowance and recognize an equal income tax benefit which will increase net income in that period(s).

As of December 31, 2015 the Company had federal net operating loss carry forwards of approximately $50.7 million that is available to offset future taxable income. They are due to expire in varying amounts from 2018 to 2035. As of December 31, 2015, the Company had Massachusetts state net operating loss carry forwards of approximately $5.1 million that is available to offset future taxable income. They are due to expire in varying amounts from 2031 through 2035.

RESULTS OF OPERATIONS

THREE MONTHS ENDED SEPTEMBER 30, 2016 COMPARED TO THREE MONTHS ENDED SEPTEMBER 30, 2015
Summary. Net sales were $5.99 million for the third quarter ended September 30, 2016 (“Q3 2016”), up 77.9% from $3.37 million for Q3 2015. Zoom reported a net loss of $244 thousand for Q3 2016 compared to a net loss of $8 thousand for Q3 2015.

The following table sets forth certain financial data as a percentage of net sales for the periods indicated.

	Three Months Ended September 30,
	2015	2016
Net sales	100.0%	100.0%
Cost of goods sold	67.3	67.9
Gross profit	32.7	32.1
Operating expense:
Selling	12.4	24.6
General and administration	9.1	5.9
Research and development	10.5	5.9
Total operating expenses	32.0	36.4
Operating profit (loss)	0.6	(4.3)
Other income (expense):
Other, net	(0.8)	0.2
Total other income (expense)	(0.8)	0.2
Income (loss) before income taxes	(0.2)	(4.0)
Income taxes (benefit)	0.1	0.0

Net income (loss)	(0.2)%	(4.1)%

Net Sales. Our total net sales for the third quarter of 2016 increased $2.62 million or 77.9% from the third quarter of 2015, primarily due to continued expansion of Motorola branded products.

Concentration. In the third quarter of 2016, three customers accounted for 86% of the Company’s net sales with the Company’s largest customer accounting for 32% of its net sales. In the third quarter of 2015, three customers accounted for 79% of the Company’s total net sales with the Company’s largest customer accounting for 48% of its net sales.
Gross Profit. Gross profit was $1.93 million or 32.1% of net sales in Q3 2016, up from $1.10 million or 32.7% of net sales in Q3 2015. Improvement in gross profit was primarily due to increased sales.
Selling Expense. Selling expense was $1.47 million or 24.6% of net sales in the third quarter of 2016, up from $0.42 million or 12.4% of net sales in the third quarter of 2015. The increase of $1.06 million was primarily due to Motorola brand royalty payments, and increased marketing and advertising costs.

General and Administrative Expense. General and administrative expense was $354 thousand or 5.9% of net sales in the third quarter of 2016, up 15.5% from $307 thousand or 9.1% of net sales in the third quarter of 2015. The increase of $47 thousand was primarily due to increased personnel and related costs, and increased legal expenses.

Research and Development Expense. Research and development expense was $353 thousand or 5.9% of net sales in the third quarter of 2016, down slightly from $354 thousand or 10.5% of net sales in the third quarter of 2015. Increased engineering personnel costs were offset by decreases in outside engineering expenses.
Other Income (Expense). Other income was $14 thousand in the third quarter of 2016, driven by a one-time favorable settlement on a class action lawsuit for approximately $41 thousand, reduced by loan interest costs of approximately $27 thousand. Other expense was $27 thousand in the third quarter of 2015 due to interest expense related to our bank credit line.
Net Income (Loss). The net loss was $244 thousand for the third quarter of 2016, compared to a net loss of $8 thousand for the third quarter of 2015.

NINE MONTHS ENDED SEPTEMBER 30, 2016 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2015
Summary. Net sales of $12.69 million for the first nine months of 2016 were up 40.7% from net sales of $9.02 million for the first nine months of 2015. Zoom’s net loss was $1.94 million for the first nine months of 2016, up from a net loss of $109 thousand for the first nine months of 2015. Loss per diluted share was $0.14 in the nine months ended September 30, 2016 compared to $0.01 for the nine months ended September 30, 2015.

The following table sets forth certain financial data as a percentage of net sales for the periods indicated.

	Nine Months Ended September 30,
	2015	2016
Net sales	100.0%	100.0%
Cost of goods sold	67.7	68.8
Gross profit	32.3	31.2
Operating expense:
Selling	13.4	27.7
General and administration	9.0	9.7
Research and development	10.2	9.1
Total operating expenses	32.6	46.6
Operating profit (loss)	(0.3)	(15.4)
Other income (expense):
Other, net	(0.8)	0.1
Total other income (expense)	(0.8)	0.1
Income (loss) before income taxes	(1.1)	(15.3)
Income taxes (benefit)	0.1	0.0

Net income (loss)	(1.2)%	(15.3)%

Net Sales. Our total net sales for the first nine months of 2016 increased $3.67 million or 40.7% from the first nine months of 2015 primarily due to continued expansion of Motorola branded products.

Concentration. In the first nine months of 2016, three customers accounted for 81% of the Company’s total net sales with the Company’s largest customer accounting for 30% of its net sales. In the first nine months of 2015, three customers accounted for 77% of the Company’s total net sales with the Company’s largest customer accounting for 46% of its net sales.
Gross Profit. Gross profit was $3.96 million for the first nine months of 2016, up $1.05 million or 36.1% from gross profit of $2.91 million for the first nine months of 2015.

Selling Expense. Selling expense was $3.52 million or 27.7% of net sales in the first nine months of 2016, up from $1.21 million or 13.4% of net sales in the first nine months of 2015. The increase of $2.31 million was again primarily due to Motorola brand royalty payments, and increased marketing and advertising costs.

General and Administrative Expense. General and administrative expense was $1.24 million or 9.7% of net sales for the first nine months of 2016, up 52.5% from $0.81 million or 9.0% of net sales for the first nine months of 2015. The increase of $426 thousand was primarily due to increased personnel costs, stock option expenses, audit and legal costs, and increased investor relations services.

Research and Development Expense. Research and development expense was $1.15 million or 9.1% of net sales in the first nine months of 2016, up 25.8% from $0.92 million or 10.2% of net sales in the first nine months of 2015. The increase of $237 thousand was due primarily to increased personnel and related costs, and increased product certification and testing expenses.
Other Income (Expense). Other income was $10 thousand in the first nine months of 2016, driven by a one-time favorable settlement on a class action lawsuit for approximately $41 thousand, reduced by loan interest costs of approximately $32 thousand. Other expense was $73 thousand in the first nine months quarter of 2015 due to interest expense on our bank credit line.
Net Income (Loss). The net loss was $1.94 million for the first nine months of 2016, compared to the net loss of $109 thousand for the first nine months of 2015.

YEAR ENDED DECEMBER 31, 2015 COMPARED TO YEAR ENDED DECEMBER 31, 2014

Summary. Net sales of $10.8 million for the fiscal year ended December 31, 2015 (“FY 2015”) were down 9.3% from net sales of $11.9 million for the fiscal year ended December 31, 2014 (“FY 2014”). Zoom reported a net loss of $833 thousand for FY 2015 compared to a net profit of $122 thousand for FY 2014. Gross margin was $3.4 million for FY 2015, down $89 thousand from $3.5 million for FY 2014. Gross margin improved to 31.5% in FY 2015 from 29.3% in FY 2014 as a result of supplier optimization resulting in reduced product costs for our core cable modem products. These improved product costs helped offset the effect of sales declines on overall gross margin in FY 2015 when compared to FY 2014.

 The following table sets forth certain financial data as a percentage of net sales for the periods indicated.

	Years Ended December 31,
	2014	2015
Net sales	100.0%	100.0%
Cost of goods sold	70.7	68.5
Gross profit	29.3	31.5
Operating expense:
Selling	12.2	14.6
General and administration	8.8	11.4
Research and development	9.5	12.4
Total operating expenses	30.5	38.4
Operating profit (loss)	(1.2)	(6.9)
Other income (expense):
Other, net	2.3	(0.8)
Total other income (expense)	2.3	(0.8)
Income (loss) before income taxes	1.1	(7.7)
Income taxes (benefit)	0.1	0.1

Net income (loss)	1.0%	(7.7)%

Net Sales. Our total net sales decreased year-over-year by $1.1 million or 9.3%. In both 2015 and 2014 we primarily generated our sales by selling broadband and dial-up modems via retailers, distributors, and Internet Service Providers. Zoom sales of Dial-up modems decreased $380 thousand or 24.8%. Our Broadband modems, Wireless and Other Products sales decreased year-over-year by $731 thousand or 7.1%. Decreases in sales were driven by continued shift in sales of older dial-up modems to cable modems and other broadband technologies as well as ongoing competition in the broadband categories.

	Year 2014 Sales $000	Year 2015 Sales $000	Change $000	Change %
Dial-up	$1,537	$1,157	$(380)	(24.8)%
Broadband, Wireless and Other Products	10,364	9,633	(731)	(7.1)%
Total Net Sales	$11,901	$10,790	$(1,111)	(9.3)%

Geographically, our net sales in North America decreased $1.0 million to $10.6 million in 2015 from $11.6 million in 2014. The sales in North America continue to reflect a shift in sales from dial-up modems to cable modems and other broadband products. Our net sales outside of North America were $0.2 million in 2015 compared to $0.3 million in 2014, a 40.1% decrease.   Generally Zoom’s lower sales outside North America reflect the fact that cable modems are sold successfully through retailers in the US but not in most countries outside the US, due primarily to variations in government regulations.

	Year 2014 Sales $000	Year 2015 Sales $000	Change $000	Change %
North America	$11,564	$10,588	$(976)	(8.4)%
Outside North America	337	202	(135)	(40.1)%
Total Net Sales	$11,901	$10,790	$(1,111)	(9.3)%

Relatively few customers have accounted for a substantial portion of the Company’s revenues.  In 2015 three customers accounted for 77% of the Company’s total net sales with our largest customer accounting for 46% of our net sales. At December 31, 2015, three customers accounted for 93% of our gross accounts receivable, with our largest customer representing 67% of our gross accounts receivable. In 2014 three customers accounted for 74% of our total net sales, with our largest customer accounting for 53% of our net sales. At December 31, 2014, three customers accounted for 92% of our gross accounts receivable, with our largest customer representing 64% of our gross accounts receivable.

Because of our customer concentration, our net sales and operating income could fluctuate significantly due to changes in political or economic conditions or the loss, reduction of business, or less favorable terms for any of our significant customers.

Gross Profit. Gross profit was $3.4 million for FY 2015, down $89 thousand from $3.5 million for FY 2014. Gross margin improved to 31.5% in FY 2015 from 29.3% in FY 2014 as a result of reduced product costs for our core cable modem products.

Operating Expense. Total operating expense increased by $511 thousand from $3.6 million in 2014 to $4.1 million in 2015. Total operating expense as a percentage of net sales increased from 30.5% in 2014 to 38.4% in 2015.  The table below illustrates the change in operating expense.

Operating Expense	Year 2014 Sales $000	% Net Sales	Year 2015 Sales $000	% Net Sales	Change $000	% Change
Selling expense	$1,446	12.2%	$1,571	14.6%	$125	8.7%
General and administrative expense	1,052	8.8%	1,229	11.4%	177	16.8%
Research and development expense	1,133	9.5%	1,342	12.4%	209	18.5%
Total operating expense	$3,631	30.5%	$4,142	38.4%	$511	14.1%

Selling Expense. Selling expense increased to $1.6 million in 2015 from $1.4 million in 2014. Selling expense as a percentage of net sales was 14.6% in 2015 and 12.2% in 2014. The $125 thousand increase in selling expense was due primarily to increased advertising expenses.

General and Administrative Expense. General and administrative expense increased to $1.2 million in 2015 from $1.1 million in 2014. General and administrative expense as a percentage of net sales was 11.4% in 2015 and 8.8% in 2014. The $177 thousand increase in general and administration expense was primarily due to increased expenses for personnel and for professional fees related to actively working with the Federal Communications Commission (“FCC”) to insure consumer friendly and transparent pricing for cable modems with cable TV operators.

Research and Development Expense.  Research and development expense increased to $1.3 million in 2015 from $1.1 million in 2014.  Research and development expense as a percentage of net sales increased to 12.4% in 2015 from 9.5% in 2014. The $209 thousand increase in research and development expense was primarily due to increased product development and personnel expenses.

Other Income (Expense).  Other income (expense), net was $(86) thousand in 2015, primarily due to loan related interest expense. Other income (expense), net was $269 thousand in 2014, primarily due to recognition of foreign currency translation gains of $361 thousand previously reported as accumulated other comprehensive income in Stockholders Equity section of Balance Sheet, $(77) thousand in interest expense, and $(15) thousand in miscellaneous expense.

Income Tax Expense (Benefit). We recorded income tax from our operations in Mexico, which was negligible in both 2015 and 2014.

LIQUIDITY AND CAPITAL RESOURCES

NINE MONTHS ENDED SEPTEMBER 30, 2016 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2015
The Company’s cash and cash equivalents balance on September 30, 2016 was approximately $175 thousand, a decrease of $1.7 million from December 31, 2015. Major uses of cash were attributed to a $1.9 million loss for the nine months ended September 30, 2016, an increase of approximately $1.8 million in accounts receivable, an increase of approximately $1.4 million in inventory, and an increase of approximately $0.2 million in prepaid expense. These were partially offset by increases of approximately $2.1 million in bank debt, approximately $0.7 million in accrued expenses, and approximately $0.4 million in accounts payable.

On September 30, 2016 the Company had approximately $2.1 million in bank debt of a $3.0 million credit line, working capital of approximately $2.9 million including approximately $175 thousand in cash and cash equivalents. The Company raised $3.65 million from a $3.42 million private placement in September 2015 and a $229 thousand rights offering in July 2015. On December 31, 2015 the Company had working capital of approximately $4.4 million including approximately $1.8 million in cash and cash equivalents. The Company’s current ratio at September 30, 2016 was 1.6 compared to 3.6 at December 31, 2015.
                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                               On May 18, 2015, the Company announced licensing of the Motorola trademark for cable modems and gateways for the U.S. and Canada for five years starting January 2016. In order to support anticipated sales growth, the Company raised approximately $3.65 million as described above. The Company believes that its existing financial resources supplemented by the recent $1.6 million funds raised in a private placement offering, along with its existing line of credit and recent increase to the credit limit, will be sufficient to fund operations for at least the next twelve months.

YEAR ENDED DECEMBER 31, 2015 COMPARED TO YEAR ENDED DECEMBER 31, 2014

On December 31, 2015 we had working capital of $4.4 million including $1.8 million in cash and cash equivalents. On December 31, 2014 we had working capital of $2.1 million including $138 thousand in cash and cash equivalents. Our current ratio at December 31, 2015 was 3.6 compared to 2.1 at December 31, 2014.

The Company raised $3.65 million net in 2015 from a $3.42 million private placement in September and a $229 thousand rights offering in July. Zoom’s cash balance was also augmented by a $697 thousand increase in accounts payable, and a $732 thousand decrease in net accounts receivable. These increases were offset by a pay-down in the outstanding bank debt of $841 thousand, a $1.1 million increase in net inventory and a 12-month loss of $833 thousand. As of December 31, 2015 Zoom had no bank debt, a maximum available line of credit of $1.25 million, working capital of $4.4 million, and a current ratio of 3.6. In 2014, the Company’s operating activities used $411 thousand in cash, primarily due to $361 thousand recognized foreign currency gains previously reported in Accumulated Other Comprehensive Income on the Consolidated Balance Sheets, and $137 thousand increase in accounts receivable.

On May 18, 2015, the Company announced licensing of the Motorola trademark for cable modems and gateways for the US and Canada for 5 years starting January 1, 2016. In order to support anticipated sales growth, the Company raised approximately $3.65 million net in Q3 2015. The Company believes that its existing financial resources along with its existing line of credit, with the potential to increase the maximum credit limit, will be sufficient to fund operations for the foreseeable future if the Company management's sales and operating profit expectations are met.

On December 18, 2012, the Company entered into a Financing Agreement with Rosenthal & Rosenthal, Inc. (the “Financing Agreement”). The Financing Agreement provided for up to $1.75 million of revolving credit, subject to a borrowing base formula and other terms and conditions as specified in the Financing Agreement. The Financing Agreement continued until November 30, 2014 and automatically renews from year to year thereafter, unless sooner terminated by either party as specified in the Financing Agreement. The Lender shall have the right to terminate the Financing Agreement at any time by giving the Company sixty days’ prior written notice. Borrowings are secured by all of the Company assets including intellectual property. The Loan Agreement contained several covenants, including a requirement that the Company maintain tangible net worth of not less than $2.5 million and working capital of not less than $2.5 million.

On March 25, 2014, the Company entered into an amendment to the Financing Agreement (the “Amendment”) with an effective date of January 1, 2013. The Amendment clarified the definition of current assets in the Financing Agreement, reduced the size of the revolving credit line to $1.25 million, and revised the financial covenants so that Zoom is required to maintain tangible net worth of not less than $2.0 million and working capital of not less than $1.75 million.

On October 29, 2015, the Company entered into a second amendment to the Financing Agreement (the “Second Amendment”). Retroactive to October 1, 2015, the Second Amendment eliminated $2,500 in monthly charges for the Financing Agreement. Effective December 1, 2015, the Second Amendment reduces the effective rate of interest to 2.25% plus an amount equal to the higher of prime rate or 3.25%.

The Company is required to calculate its covenant compliance on a quarterly basis. As of December 31, 2015, the Company was in compliance with both its working capital and tangible net worth covenants. At December 31, 2015, the Company’s tangible net worth was approximately $4.6 million, while the Company’s working capital was approximately $4.4 million.

There were no material changes to our capital commitments and contractual obligations from those disclosed in our Form 10-K for the year ended December 31, 2015 through the date of this filing.

Off-Balance Sheet Arrangements

We had no off-balance sheet arrangements as of September 30, 2016.

EFFECTS OF NEW ACCOUNTING PRONOUNCEMENTS

In August 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2014-15, "Presentation of Financial Statements — Going Concern." This standard requires management to evaluate for each annual and interim reporting period whether it is probable that the reporting entity will not be able to meet its obligations as they become due within one year after the date that the financial statements are issued. If the entity is in such a position, the standard provides for certain disclosures depending on whether or not the entity will be able to successfully mitigate its going concern status. This guidance is effective for annual periods ending after December 15, 2016 and interim periods within annual periods beginning after December 15, 2016. Early application is permitted. The Company does not expect a material impact to the Company’s financial condition, results from operations, or cash flows from the adoption of this guidance.

In July 2015, the FASB issued ASU No. 2015-11, “Inventory (Topic 330): Simplifying the Measurement of Inventory.” Currently, all inventory is measured at the lower of cost or market. ASU 2015-11 changes the measurement principle for inventory from the lower of cost or market to the lower of cost or net realizable value. Net realizable value is the estimated selling price in the ordinary course of business less reasonably predictable costs of completion, disposal and transportation. The standard is effective for annual reporting periods beginning after December 15, 2015, which for the Company commenced with the year beginning January 1, 2016. Prospective application is required. The Company does not believe the implementation of this standard has a material impact on the Company’s consolidated financial statements.

In August 2015, the FASB issued ASU No. 2015-14 “Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date.” The amendments in this update defer the effective date of ASU 2014-09 for all entities by one year. Public business entities, certain not-for-profit entities, and certain employee benefit plans should apply the guidance in ASU 2014-09 to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. The Company is assessing the impact to the Company's financial condition, results of operations or cash flows from the adoption of this guidance.

In March 2016, the FASB issued ASU 2016-02, “Leases (Topic 842).” ASU 2016-02 requires that a lessee recognize the assets and liabilities that arise from operating leases. A lessee should recognize in its balance sheet, a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term (the lease asset). For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. Public business entities should apply the amendments in ASU 2016-02 for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial condition, results of operations and cash flows.

In March 2016, the FASB issued ASU No. 2016-09, “Compensation – Stock Compensation.” ASU 2016-09 simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. Some of the simplified areas apply only to nonpublic entities. ASU 2016-09 is effective for public business entities for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Early adoption is permitted in any interim or annual period. If an entity early adopts ASU 2016-09 in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. Methods of adoption vary according to each of the amendment provisions. The Company is currently evaluating the potential impact that the adoption of ASU 2016-09 may have on its consolidated financial statements.

In April 2016, the FASB issued ASU No. 2016-10, "Revenue from Contracts with Customers — Identifying Performance Obligations and Licensing." ASU 2016-10 does not change the core principle of the guidance, rather it clarifies the identification of performance obligations and the licensing implementation guidance, while retaining the related principles for those areas. ASU 2016-10 clarifies the guidance in ASU No. 2014-09, "Revenue from Contracts with Customers (Topic 606)," which is not yet effective. The effective date and transition requirements for ASU 2016-10 are the same as for ASU 2014-09, which was deferred by one year by ASU No.2015-14, "Revenue from Contracts with Customers — Deferral of the Effective Date." Public business entities should adopt the new revenue recognition standard for annual reporting periods beginning after December 15, 2017, including interim periods within that year. Early adoption is permitted only as of annual reporting periods beginning after December 15, 2016, including interim periods within that year. The Company is currently evaluating the potential impact that the adoption of ASU 2016-10 may have on its consolidated financial statements.

In May 2016, the FASB issued ASU No. 2016-12, "Revenue from Contracts with Customers — Narrow- Scope Improvements and Practical Expedients." ASU 2016-12 does not change the core principle of the guidance, rather it affects only certain narrow aspects of Topic 606, including assessing collectability, presentation of sales taxes, noncash consideration, and completed contracts and contract modifications at transition. ASU 2016-12 affects the guidance in ASU No. 2014-09, "Revenue from Contracts with Customers (Topic 606)," which is not yet effective. The effective date and transition requirements for ASU 2016-12 are the same as for ASU 2014-09, which was deferred by one year by ASU No. 2015-14, "Revenue from Contracts with Customers —Deferral of the Effective Date." Public business entities should adopt the new revenue recognition standard for annual reporting periods beginning after December 15, 2017, including interim periods within that year. Early adoption is permitted only as of annual reporting periods beginning after December 15, 2016, including interim periods within that year. The Company is currently evaluating the potential impact that the adoption of ASU 2016-12 may have on its consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, "Financial Instruments Credit Losses —Measurement of Credit Losses on Financial Instruments." ASU 2016-13 requires a financial asset (or group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. ASU 2016-13 is effective for public business entities that are SEC filers for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted in any interim or annual period for fiscal years beginning after December 15, 2018. An entity should apply the amendments in ASU 2016-13 through accumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (modified-retrospective approach). The Company is currently evaluating the potential impact that the adoption of ASU 2016-13 may have on its consolidated financial statements, however, it does not expect it to have a material effect.

BUSINESS

Overview

Zoom Telephonics designs, produces, markets, sells, and supports Internet access and other communications-related products including cable modems, cable modem / routers, mobile broadband modems, ADSL modems, and dial-up modems. Our primary objective is to build upon our position as a leading producer of Internet access devices sold through sales channels that include many of the largest US high-volume electronics retailers, and to take advantage of a number of trends in communications including higher data rates, increasing use of wireless technology for transmission of data, and increasing use of smartphones, tablets, and streaming media.

Broadband modems, especially cable modems, were Zoom’s highest revenue product category in both 2015 and 2014. In response to demand for faster connection speeds and increased modem functionality, we have invested and continue to invest resources to advance our broadband modem product line.

Cable modems provide a high-bandwidth connection to the Internet through a cable-TV cable that connects to compatible equipment that is typically managed by the cable service provider. We began shipping cable modems during the year 2000. Our primary means of distribution to end-users in the US, our primary market, is through national retailers and distributors. We have been selling cable modem products under the Zoom brand, and beginning in 2016 we have started offering cable modem products under the Motorola brand in the US and Canada.

Our mobile broadband products provide or distribute a high-speed connection to the Internet that uses a cellular phone service provider’s network. Zoom’s product line includes mobile broadband modems, mobile broadband routers, and mobile broadband modem/router combinations.

Our DSL modems, provide a high-bandwidth connection to the Internet through a telephone line that typically connects to compatible DSL equipment that is typically managed by the DSL service provider. In past years Zoom has shipped a broad line of DSL modems. Zoom’s primary DSL product today includes a DSL modem and a 802.11n (“wireless-N”) router.

Our dial-up modems connect personal computers and other devices to the local telephone line for transmission of data, fax, voice, and other information. Our dial-up modems enable personal computers and other devices to connect to other computers and networks, including the Internet, at top data speeds up to 56,000 bits per second. Zoom’s sales of dial-up modems, our largest source of revenues from the mid-eighties through 2010, are expected to continue their decline due to the ongoing adoption of broadband access.

Zoom’s product line also includes wireless products, including WiFi®-compatible wireless-N broadband gateways.  These products typically provide communication between devices that are within a quarter mile or less of each other, depending on the specific product.

We are incorporated in Delaware under the name Zoom Telephonics, Inc.  Zoom Telephonics, Inc. was originally incorporated in New York in 1977 and changed its state of incorporation to Delaware in 1993. MTRLC LLC, a wholly owned subsidiary of Zoom Telephonics, Inc., is a limited liability company organized in Delaware that focuses on the sale of our Motorola brand products. Our principal executive offices are located at 99 High Street, Boston, MA 02111, and our telephone number is (617) 423-1072. Our Web site is at www.zoomtel.com. Our common stock is traded on the Over-The-Counter market (“OTCQB”) under the symbol ZMTP.

Available Information

Our Internet website address is www.zoomtel.com. Through our website we make available, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. These SEC reports can be accessed through the investor relations section of our website.

EMPLOYEES

As of September 30, 2016 we had 30 employees, 25 working full-time and 5 working less than five days per week. Our dedicated personnel in Tijuana, Mexico are employees of our Mexican service provider and are not included in our headcount. As of September 30, 2016, we had one consultant in sales and one consultant in information systems, neither of whom is included in our headcount.

Employment by functional area as of September 30, 2016, is as follows:

Executive, Administration and Finance	6
Manufacturing Oversight, Purchasing, Assembly, Packaging and Shipping	5
Research, Development and Quality Control	10
Sales, Marketing and Technical Support	9

Total	30

PRODUCTS

General

The vast majority of our products facilitate communication of data through the Internet. Our cable modems connect to the cable-TV cable and our DSL modems connect to the local telephone line to provide a high-speed link to the Internet. Our mobile broadband modems and our coming mobile broadband routers and sensors connect to the Internet through a mobile service provider’s mobile broadband network.  Our dial-up modems link computers, point-of-purchase terminals, or other devices to each other or the Internet through the traditional telephone network. Our router products may communicate with a broadband modem for access to the Internet, and they may also be used for local area network communications.  Our planned Connected Home products will connect wireless sensors and controls to users through the Internet.

Cable Modems

We have obtained CableLabs® certification for our currently marketed cable modems, and these cable modems have also received a number of cable service provider certifications. The lengthy, expensive, and technically challenging certification process has been and continues to be a significant barrier to entry.

Zoom sells cable modems to end-users through retailers and cable service providers. While sales through the retail channel have been significant, they have been handicapped by the fact that all cable service providers offer cable modems directly with their service. Our view is that cable service providers are required to separately state the non-subsidized rental fees of carrier-provided modems and to eliminate this fee if the consumer chooses to provide the modem, but that view has been challenged by Charter. Charter has not complied with these requirements, thereby hindering consumer choice and the retail modem market.  Nevertheless, Zoom has significant cable modem sales through retailers, often to end-users who want to eliminate a monthly cable modem rental charge from their cable service provider.

During 2015 Zoom’s cable modem revenues were primarily from four types of cable modems, all supporting Data Over Cable Service Interface Specification (“DOCSIS”) 3.0 with either 16 or 8 downstream channels and 4 upstream channels (“16x4” or “8x4”). One product was an 8x4 cable modem bridge, one was a 16x4 cable modem bridge, one was an 8x4 cable modem gateway that included an N300 wireless-N router, and one was n 8x4 cable modem gateway that included an 802.11ac (“wireless-AC”) AC1900 router. Zoom continues to develop cable modem products as technology within the cable service provider becomes updated for new generations of advanced products.

In May 2015 Zoom entered into an agreement to license certain Motorola trademarks from Motorola Trademark Holdings, LLC (“Motorola”) for cable modem products. From January 1, 2016 through December 31, 2020 we are authorized to manufacture, sell and market consumer cable modem products through certain authorized sales channels using the Motorola trademarks. The agreement includes numerous requirements intended to assure the quality and reputation of Motorola brand products. In January 2016 Zoom, through its MTRLC LLC subsidiary which was formed on October 6, 2015, began shipping cable modems under the Motorola brand. Zoom will also continue to ship Zoom brand cable modems, but these will be distinctly different from our Motorola brand cable modem products. On August 8, 2016, Zoom entered into an amendment to the license agreement with Motorola. The amendment expands Zoom’s exclusive license to use the Motorola trademark to a wide range of authorized channels worldwide, and expands the license from cable modems and gateways to also include consumer routers, WiFi range extenders, home powerline network adapters and access ports.

Zoom’s division MTRLC LLC currently ships five Motorola brand cable modem brands, and a sixth is expected to ship by the end of 2016. The least expensive product in this line is an 8x4 Docsis 3.0 cable modem, and the most expensive is a cable gateway (modem plus router) that includes a 16x4 Docsis 3.0 cable modem and an AC1900 WiFi router with Power Boost. Zoom is continuing to develop new cable modems, including a Docsis 3.1 cable modem.

DSL Modems

Our DSL modems incorporate the ADSL standards that are currently most popular worldwide, including ADSL2/2+, G.dmt, G.Lite, and ANSI T1.413 issue 2. Zoom currently sells one type of ADSL modem, which has an integrated wireless-N 4-port router using Broadcom Integrated Circuit (“IC”) technology.

Mobile Broadband Modems and Routers

During the second half of 2009 Zoom began shipping its first mobile broadband or “cellular” products, mobile broadband modems and wireless-N routers.  Zoom’s mobile broadband modems currently support AT&T, T-Mobile, and the majority of cellular service providers worldwide who use the Global System for Mobile Communications (“GSM”) standard for voice and data.   Zoom’s mobile broadband wireless-N desk and travel routers allow someone to plug in a mobile broadband GSM phone for Internet access, and to share that Internet access with computers, phones, and other devices with wireless-G or wireless-N capability.  In late 2010 Zoom expanded its mobile broadband line to include a modem with a top download speed of 14.4 Mbps, and to include the We3G portable modem/router. In 2012 Zoom began shipping a mobile broadband modem/router that includes a voice port into which someone can plug a telephone to make and receive voice calls. Zoom’s sales of mobile broadband modems and routers are currently small, but Zoom plans to ship new mobile broadband modems, routers, and multi-sensor products that could significantly increase Zoom’s mobile broadband product sales. Zoom has received AT&T certification for four cellular modems, and Zoom plans to focus on mobile broadband products that will typically be certified by AT&T, Verizon and other cellular service providers.

Dial-Up Modems

We have a broad line of dial-up modems with top data speeds up to 56,000 bps, available in external and internal models. Many of our external modems are designed to work with almost any terminal or computer, or operating system including Windows, Apple, Linux, and others. Personal Computer (“PC”) oriented internal modems are designed primarily for installation in the Peripheral Component Interconnect (“PCI”) slot, PCI-E slot, or PC card slot of IBM PC-compatibles. Embedded internal modems are designed to be embedded in PCs dedicated for a specific application, such as point-of-purchase terminals, kiosks, and set-top boxes. We sell and market dial-up modems under the Zoom® and Hayes® brands, as well as selling unbranded or private labeled modems for some specific high-volume accounts.

Wireless Local Area Networking

In 2005 Zoom began shipping DSL modems with the 802.11g (“wireless-G”) standard. In 2009 Zoom began shipping products that incorporate the extended range and higher data rate associated with the wireless-N and then later with the wireless-AC standards.  Those products currently include wireless adapters and routers, as well as wireless routers integrated with a cable modems or DSL modems as discussed above. Two of the wireless-N routers work with certain mobile broadband Universal Serial Bus (“USB”) modems and smartphones, and a third wireless-N router includes a mobile broadband modem. Our line also includes a mobile broadband modem/router combination with a voice port.

Wireless Connected Home Products

“Connected Home” products typically allow monitoring and/or control of sensors and actuators in the home through a smartphone or some other Internet-connected device. Zoom has developed significant technology in this area, but Zoom still does not ship this type of product in volume. Zoom continues to work on a multi-sensor product that communicates to the Internet through a built-in cellular modem, and which allows access to sensor data through a smartphone or other Internet-connected device. Zoom believes that there is significant potential for this type of product, but that there are significant risks including risk relating to delays in finishing this product and risks from competitors.

Products for Markets outside North America

Products for countries outside the US often differ from a similar product for the US due to different regulatory and certification requirements, country-specific phone jacks and AC power adapters, and language-related specifics. As a result, the introduction of new products into markets outside North America can be costly and time-consuming. In 1993 we introduced our first dial-up modem approved for selected Western European countries. Since then we have continued to expand our product offerings into markets outside North America. We have received regulatory certifications for, and are currently selling our products in a number of countries, including the US, the United Kingdom (“UK”), Spain, Canada, Vietnam, and some Latin American countries. We intend to continue to expand and enhance our product line for our existing markets and to seek certifications for the sale of new products outside the US. Most importantly, we hope to sell Motorola brand WiFi products in China, Latin America, Europe, and other regions outside the USA. However, the vast majority of our sales were in North America in 2015 and in the first nine months of 2016, and we expect that trend to continue in the near term.

SALES CHANNELS

General

We sell our products primarily through high-volume retailers and distributors, Internet service providers, telephone service providers, value-added resellers, PC system integrators, and Original Equipment Manufacturers ("OEMs"). We support our major accounts in their efforts to discern strategic directions in the market, to maintain appropriate inventory levels, and to offer a balanced selection of attractive products.

Relatively few customers have accounted for a substantial portion of our revenues.  In the first nine months of 2016, three customers accounted for 81% of our total net sales with our largest customer accounting for 30% of our net sales. At September 30, 2016 three customers accounted for 88% of our accounts receivable, with our largest customer representing 48% of our accounts receivable. In 2015 three customers accounted for 77% of our total net sales with our largest customer accounting for 46% of our net sales. At December 31, 2015, three customers accounted for 93% of our gross accounts receivable, with our largest customer representing 67% of our gross accounts receivable. In 2014 three customers accounted for 74% of our total net sales, with our largest customer accounting for 53% of our net sales. At December 31, 2014, three customers accounted for 92% of our gross accounts receivable, with our largest customer representing 64% of our gross accounts receivable.

Distributors and Retailers outside North America

In markets outside North America we sell and ship our products primarily to distributors. We believe that sales growth outside North America will continue to require substantial additional investments of resources for product design and testing, regulatory certifications, native-language instruction manuals and software, packaging, sales support, and technical support. We have made this investment in the past for many countries, and we expect to make this investment for some countries and products in the future.   However, we anticipate that the vast majority of our future sales will come from the US, largely because the US has an unusually robust retail cable modem market.

We have announced a master distributor agreement with T&W, a Chinese manufacturer and our primary supplier, whereby T&W will be the master distributor for some of our Motorola brand product categories in China. We hope to have similar agreements for some other countries, but there is no guarantee that we will have such agreements. We have a distributor for Latin America, and we hope that distributor will sell some of our Motorola brand WiFi products. We hope to add other distributors for some countries outside the USA. We also expect to sell some Motorola brand WiFi products through Amazon UK and other Amazon sites in Europe.

North American High-volume Retailers and Distributors

In North America we reach the retail market primarily through high-volume retailers. Our North American retailers include Best Buy, Micro Center, Target, Wal-Mart, and others including Amazon and other Web-focused retailers.

We sell significant quantities of our products through distributors, who often sell to corporate accounts, retailers, service providers, value-added resellers, equipment manufacturers, and other customers. Our North American distributors include customers D&H Distributing, Ingram Micro, and Tech Data.

Internet and Telephone Service Providers

In past years our sales have included DSL modems sold to DSL service providers in the US and in some other countries. We plan to continue selling and supporting these customers. In addition, we will continue to offer some of our cable modem and mobile broadband products to service providers.

System Integrators and Original Equipment Manufacturers

Our system integrator and OEM customers sell our products under their own name or incorporate our products as a component of their systems. We seek to be responsive to the needs of these customers by providing on-time delivery of high-quality, reliable, cost-effective products with strong engineering and sales support. We believe that some of these customers also appreciate the improvement in their products' image due to use of a Zoom or Hayes brand modem.

Sales, Marketing and Support

Our sales, marketing, and support are primarily managed from our headquarters in Boston, Massachusetts. In North America we sell our Zoom, Motorola, Hayes, and private-label dial-up modem products through Zoom's sales force and through commissioned independent sales representatives managed and supported by our own staff. Most service providers are serviced by Zoom's sales force. Worldwide technical support is primarily handled from our Boston headquarters.

We believe that Zoom, Motorola, Hayes, and Global Village are widely recognized brand names. We build upon our brand equity in a variety of ways, including cooperative advertising, product packaging, web advertising, trade shows, and public relations.

We attempt to develop quality products that are user-friendly and require minimal support. We typically support our claims of quality with product warranties of one to two years, depending upon the product. To address the needs of end-users and resellers who require assistance, we have our own staff of technical support specialists.  They currently provide telephone support five days per week in English and, at some times, Spanish. Our technical support specialists also maintain a significant Internet support facility that includes email, firmware and software downloads, and the SmartFacts™ Q&A search engine.

Research and Development

Our research and development efforts are focused on developing new products, enhancing the capabilities of existing products, and reducing production costs. We have developed close collaborative relationships with certain of our Original Design Manufacturer (“ODM”) suppliers and component suppliers. We work with these partners and other sources to identify and respond to emerging technologies and market trends by developing products that address these trends. In addition, we purchase modems and other chipsets that incorporate sophisticated technology from third parties, thereby eliminating the need for us to develop this technology in-house. We do however develop some products in-house, including some modems and our Connected Home product line.

The Company’s costs on research and development were $1.15 million for the first nine months of 2016, $1.3 million for 2015 and $1.1 million for 2014. As of September 30, 2016 we had 10 employees engaged primarily in research and development. Our research and development team performs electronics hardware design and layout, mechanical design, prototype construction and testing, component specification, firmware and software development, product testing, foreign and domestic regulatory certification efforts, end-user and internal documentation, and third-party software selection and testing.

Manufacturing and Suppliers

Our products are currently designed for high-volume automated assembly to help assure reduced costs, rapid market entry, short lead times, and reliability. High-volume assembly typically occurs in China or Taiwan. Our contract manufacturers and original design manufacturers typically obtain some or all of the material required to assemble the products based upon a Zoom Telephonics Approved Vendor List and Parts List. Our manufacturers typically insert parts onto the printed circuit board, with most parts automatically inserted by machine, solder the circuit board, and test the completed assemblies. The contract manufacturer sometimes performs final packaging. For the US and many other markets, packaging is often performed at our facilities in North America, allowing us to tailor the packaging and its contents for our customers immediately before shipping. This facility also performs warehousing, shipping, quality control, finishing and some software updates from time to time. We also perform circuit design, circuit board layout, and strategic component sourcing at our Boston headquarters facility. Wherever the product is built, our quality systems are used to help assure that the product meets our specifications.

Our North American facility is currently located in Tijuana, Mexico. From time to time we experience certain challenges associated with the Tijuana facility, specifically relating to bringing products across the border between the US and Mexico.   We believe that this facility assists us in cost-effectively providing rapid response to the needs of our US customers.

Historically we have used one primary manufacturer for a given design. We sometimes maintain back-up production tooling at a second manufacturer for our highest-volume products. Our manufacturers are normally adequate to meet reasonable and properly planned production needs; but a fire, natural calamity, strike, financial problem, or other significant event at an assembler's facility could adversely affect our shipments and revenues. In the first nine months of 2016, our business relied on a single primary cable modem supplier. As of September 30, 2016, this supplier provided 89% of our purchased inventory. The loss of a key supplier, or a material adverse change in a key supplier’s business or in our relationship with a key supplier, could materially and adversely harm our business.

Our products include a large number of parts, most of which are available from multiple sources with varying lead times. However, most of our products include a sole-sourced chipset as the most critical component of the product. The vast majority of our cable and DSL modem chipsets come exclusively from Broadcom. Our dial-up modem chipsets come exclusively from Conexant. Serious problems at Broadcom or Conexant, including long chipset lead-times, would significantly reduce Zoom’s shipments.

We have experienced delays in receiving shipments of modem chipsets in the past, and we may experience such delays in the future. Moreover, we cannot assure that a chipset supplier will, in the future, sell chipsets to us in quantities sufficient to meet our needs or that we will purchase the specified dollar amount of products necessary to receive concessions and incentives from a chipset supplier. An interruption in a chipset supplier's ability to deliver chipsets, a failure of our suppliers to produce chipset enhancements or new chipsets on a timely basis and at competitive prices, a material increase in the price of the chipsets, our failure to purchase a specified dollar amount of products or any other adverse change in our relationship with modem component suppliers could have a material adverse effect on our results of operations.

We are also subject to price fluctuations in our cost of goods. Our costs may increase if component shortages develop, lead-times stretch out, fuel costs rise, or significant delays develop due to labor-related issues.

We are also subject to the Restriction of Hazardous Substances Directive (“RoHS”) and Consumer Electronics Control (“CEC”) rules discussed above, which affect component sourcing, product manufacturing, sales, and marketing.

Competition

The Internet access and networking industries are intensely competitive and characterized by aggressive pricing practices, continually changing customer demand patterns, rapid technological advances, and emerging industry standards. These characteristics result in frequent introductions of new products with added capabilities and features, and continuous improvements in the relative functionality and price of modems and other communications products. Our operating results and our ability to compete could be adversely affected if we are unable to:

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successfully and accurately anticipate customer demand;

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manage our product transitions, inventory levels, and manufacturing processes efficiently;

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distribute or introduce our products quickly in response to customer demand and technological advances;

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differentiate our products from those of our competitors; or

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otherwise compete successfully in the markets for our products.

Some of our primary competitors by product group include the following:

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Cable modem competitors: ARRIS, Belkin / Linksys, D-Link, Hon Hai Network Systems (formerly Ambit Microsystems), Netgear, SMC Networks, Technicolor, TP-Link and Ubee Interactive.

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Dial-up modem competitors: Best Data, Hiro, Lite-On, Trendnet and US Robotics.

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DSL modem competitors: ARRIS, 3Com, Actiontec, Airties, Asus, Aztech, Best Data, Belkin / Linksys, D-Link, Huawei, Netgear, Sagemcom (formerly Sagem), Siemens (formerly Efficient Networks), Techicolor, TP-Link, Westell, Xavi, and ZyXEL Communications.

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Mobile broadband competitors: Cradlepoint, D-Link, Huawei, Netgear, Novatel Wireless, Sierra Wireless, and ZTE.

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Networking competitors: Belkin / Linksys, Buffalo, D-Link, Netgear, TP-Link and Trendnet.

Many of our competitors and potential competitors have more extensive financial, engineering, product development, manufacturing, and marketing resources than we do.

The principal competitive factors in our industry include the following:

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product performance, features, reliability and quality of service;

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price;

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brand image;

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product availability and lead times;

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size and stability of operations;

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breadth of product line and shelf space;

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sales and distribution capability;

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technical support and service;

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product documentation and product warranties;

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relationships with providers of broadband access services; and

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certifications evidencing compliance with various requirements.

We believe we are able to provide a competitive mix of the above factors for our products, particularly when they are sold through retailers, computer product distributors, small to medium sized Internet service providers, and system integrators. We are less successful in selling directly to large telephone companies and other large providers of broadband access services.

Cable, DSL, and mobile broadband modems transmit data at significantly faster speeds than dial-up modems. DSL and cable, however, typically require a more expensive Internet access service. In addition, the use of DSL and cable modems is currently impeded by a number of technical and infrastructure limitations. We have had some success in selling to smaller phone companies and to Internet service providers, but we have not sold significant quantities to large phone companies or to large cable service providers.

Successfully penetrating the broadband modem market presents a number of challenges, including:

  ● the current limited retail market for broadband modems;

  ● the relatively small number of cable, telecommunications and Internet service providers that make up the majority of the market for broadband modems in the USA, our largest market;

  ● the significant bargaining power and market dominance of these large volume purchasers;

  ● the time-consuming, expensive and uncertain certification processes of the various cable and DSL service providers; and

  ● the strong relationships with service providers enjoyed by some incumbent equipment providers, including ARRIS for cable modems and Huawei for DSL and mobile broadband modems.

Intellectual Property Rights

We rely primarily on a combination of copyrights, trademarks, trade secrets and patents to protect our proprietary rights. We have trademarks and copyrights for our firmware (software on a chip), printed circuit board artwork, instructions, packaging, and literature. We also have five active patents that expire between years 2020 and 2031. We cannot assure that any patent application will be granted or that any patent obtained will provide protection or be of commercial benefit to us, or that the validity of a patent will not be challenged. Moreover, we cannot assure that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop comparable or superior technologies.

We license certain trademarks and certain technologies used in our products, typically rights to bundled software, on a non-exclusive basis. In addition we purchase chipsets that incorporate sophisticated technology. We have received, and may receive in the future, infringement claims from third parties relating to our products and technologies. We investigate the validity of these claims and, if we believe the claims have merit, we respond through licensing or other appropriate actions. Certain of these past claims have related to technology included in modem chipsets. We forwarded these claims to the appropriate vendor. If we or our component manufacturers were unable to license necessary technology on a cost-effective basis, we could be prohibited from marketing products containing that technology, incur substantial costs in redesigning products incorporating that technology, or incur substantial costs defending any legal action taken against it. Where possible we attempt to receive patent indemnification from chipset suppliers and other appropriate suppliers, but the extent of this coverage varies and enforcement of this indemnification may be difficult and costly.

In May 2015 we entered into an agreement to license certain Motorola® brand trademarks for consumer cable modem products in the US and Canada through certain authorized sales channels using such trademarks beginning January 1, 2016 through December 31, 2020. On August 8, 2016, we entered into an amendment to the license agreement with Motorola. The amendment expands our exclusive license to use the Motorola trademark to a wide range of authorized channels worldwide, and expands the license from cable modems and gateways to also include consumer routers, WiFi range extenders, home powerline network adapters and access ports.

Government Regulation

Regulatory Approvals, Certifications and Other Industry Standards

Our modems and related products sold in the U.S are required to meet United States government regulations, including regulations of the United States Federal Communications Commission, known as the FCC, which regulates equipment, such as modems, that connects to the public telephone network. The FCC also regulates the electromagnetic radiation and susceptibility of communications equipment. In addition, in order for our broadband products to be qualified for use with a particular broadband Internet service, we are often required to obtain approvals and certifications from the actual cable, telephone or Internet service provider and from CableLabs® for cable modems. In addition to U.S. regulations, many of our products sold abroad require us to obtain specific regulatory approvals from foreign regulatory agencies for matters such as electrical safety, country-specific telecommunications equipment requirements, and electromagnetic radiation and susceptibility requirements. We submit products to accredited testing laboratories and, when required, to specific foreign regulatory agencies, to receive approvals for our products based on the test standards appropriate to the target markets for a given product. We expect to continue to seek and receive approvals for new products to allow us to reach a large number of countries throughout the world, including countries in the Americas, Europe, Asia, and Africa. The regulatory process can be time-consuming and can require the expenditure of substantial resources. We cannot assure that the FCC or foreign regulatory agencies will grant the requisite approvals for any of our products on a timely basis, if at all.

United States and foreign regulations regarding the manufacture and sale of electronics devices are subject to change. On July 1, 2006 changes were implemented by the European Union to reduce the use of hazardous materials, such as lead, in electronic equipment. As discussed above, the implementation of these requirements caused Zoom and other electronics companies to change or discontinue many of its European products. As discussed above, the California Energy Commission’s Appliance Efficiency Regulations will affect the power cube supplied with some of Zoom’s US products.

In addition to reliability, quality and content standards, the market acceptance of our products and services is dependent upon the adoption of industry standards so that products from multiple manufacturers are able to communicate with each other. Our products and services, particularly our VoIP products and services, rely heavily on a variety of communication, network and voice compression standards to interoperate with other vendors' equipment. There is currently a lack of agreement among industry leaders about which standard should be used for a particular VoIP application, and about the definition of the standards themselves. There is significant and growing consensus to use SIP for VoIP telephony, but there are important exceptions. One exception is Skype, which uses a proprietary protocol. Another exception is Packet Cable, which is popular with cable service providers. Another complication is that some VoIP services continue to evolve. The failure of our products and services to comply with various existing and evolving standards could delay or interrupt volume production of our VoIP telephony or other new products and services, expose us to fines or other imposed penalties, or adversely affect the perception and adoption rates of our products and services, any of which could harm our business.

PROPERTIES

Since 1983 our headquarters has been near South Station in downtown Boston. Our principal executive offices are still near South Station, but our location changed in July 2016 to 99 High Street, Boston, MA 02110, and our main telephone number continues to be (617) 423-1072. Our current lease for this facility expires on June 30, 2019. We also lease a facility in Tijuana, Mexico. In November 2014 we signed a one-year lease with five one-year renewal options thereafter for an 11,390 square foot facility in Tijuana, Mexico. In September 2015, Zoom extended the term of the lease from December 1, 2015 through November 30, 2018. In September 2015, Zoom also signed a new lease for additional space in the adjacent building, which doubles our existing capacity. The term of the lease is from March 1, 2016 through November 30, 2018.

LEGAL PROCEEDINGS

From time to time, we are party to various lawsuits and administrative proceedings arising in the ordinary course of business. We evaluate such lawsuits and proceedings on a case-by-case basis, and our policy is to vigorously contest any such claims, that we believe are without merit. Our management believes that the ultimate resolution of such matters will not materially and adversely affect our business, financial position, or results of operations.

On January 30, 2015, Wetro LAN LLC ("Wetro LAN") filed a complaint in the U.S. District Court for the Eastern District of Texas (U.S.D.C., E.D.Tex.) against the Company alleging infringement of U.S. Patent No. 6,795,918 (“the ’918 patent”) entitled “Service Level Computer Security.” Wetro LAN alleged that the Company’s wireless routers, including its Model 4501 Wireless-N Router, infringe the '918 patent. “In its complaint, Wetro LAN sought unspecified compensatory damages.” The case was resolved on May 18, 2016 with the entry by the Judge of an Order of Dismissal with Prejudice.

On May 17, 2016, Magnacross LLC ("Magnacross") filed a complaint in the U.S. District Court for the Eastern District of Texas (U.S.D.C., E.D.Tex.) against the Company alleging infringement of U.S. Patent No. 6,917,304 (“the ’304 patent”) entitled “Wireless Multiplex Data Transmission System.” Magnacross alleged that the Company’s wireless routers, including its Model 5363, 5360 5354 (N300, N600, AC1900) Routers, infringe the '304 patent. In its complaint, Magnacross sought injunctive relief and unspecified compensatory damages. The case is in its early stages and the Court entered an Amended Docket Control Order on October 12, 2016.   If the case is not otherwise resolved, trial is scheduled to commence on November 6, 2017.

BOARD OF DIRECTORS AND MANAGEMENT

Information Regarding the Board of Directors

The Board of Directors currently consists of seven members. At each meeting of stockholders, Directors are elected for a one-year term. The following table and biographical descriptions set forth information regarding the current members of the Board of Directors.

Name	Age	Principal Occupation	Director Since
Frank B. Manning	68	Chief Executive Officer, President and Chairman of the Board of Zoom Telephonics, Inc.	1977
Peter R. Kramer(2), (3)	65	Artist	1977
Robert Crowley(1),(3)	77	Financial Consultant	2014
Joseph J. Donovan(1), (2), (3)	67	Adjunct Professor at Suffolk University's Sawyer School of Management	2005
Philip Frank	45	President and CEO of AirSense Wireless	2015
George Patterson(1), (2)	41	Investment Banker	2015
Peter Sykes	71	Personal Investor	2016

(1)    Current members of the Audit Committee effective November 2, 2015. Chair, Robert Crowley.
(2) Current members of the Compensation Committee effective November 2, 2015. Chair, Peter Kramer.
(3) Current members of the Nominating Committee effective November 2, 2015. Chair, Joseph Donovan.

Frank B. Manning is a co-founder of our company. Mr. Manning has been our President, Chief Executive Officer, and a Director since May 1977. He has served as our chairman of the board since 1986. He earned his BS, MS and PhD degrees in Electrical Engineering from the Massachusetts Institute of Technology, where he was a National Science Foundation Fellow. From 1998 through late 2006 Mr. Manning was also a director of the Massachusetts Technology Development Corporation, a public purpose venture capital firm that invests in seed and early-stage technology companies in Massachusetts. Mr. Manning is the brother of Terry Manning, our vice president of sales and marketing. From 1999 to 2005 Mr. Manning was a Director of Intermute, a company that Zoom co-founded and that was sold to Trend Micro Inc., a subsidiary of Trend Micro Japan. Mr. Manning was a Director of Unity Business Networks, a hosted VoIP service provider, from Zoom's investment in July 2007 until Unity’s acquisition in October 2009. Mr. Manning was also a director of Zoom Technologies, Inc. until November 2010. Mr. Manning’s extensive experience as our Chief Executive Officer, as well as his overall experience and professional skills in electronics and business, enable him to capably serve as Chairman of Zoom’s Board of Directors.

Peter R. Kramer is a co-founder of Zoom and has been a Director of Zoom since May 1977. Mr. Kramer also served as our Executive Vice President from May 1977 until November 2009. Mr. Kramer retired from his position as our Executive Vice President in November 1999 and is currently an independent artist. He earned his B.A. degree in 1973 from SUNY Stony Brook and his Master’s in Fine Art degree from C.W. Post College in 1975. From 1999 to 2005 Mr. Kramer was a Director of Intermute, a company that Zoom co-founded and that was sold to Trend Micro Inc., a subsidiary of Trend Micro Japan. Mr. Kramer was a member of the Board of Directors of Zoom Technologies, Inc. from 1977 until September 2009. Mr. Kramer’s experience as our co-founder and as Executive Vice President with Zoom for over thirty years enables him to bring a well informed perspective to our Board of Directors.

Robert Crowley joined Zoom as a Director in January 2014. He has been Principal at Crowley Capital Strategies since he founded the company in 2011. Crowley Capital Strategies is a consulting company that works with early stage companies, helping them to develop their business models and financial strategies. Previously, Mr. Crowley was President of Massachusetts Technology Development Corporation. (MTDC). He had been associated with MTDC since its inception in 1978, serving as Executive Vice President and Chief Investment Officer until becoming President in 2002. Over the span of Mr. Crowley’s time with MTDC, the firm invested $115 million in 126 companies including Zoom Telephonics. Mr. Crowley is currently Chairman of the SBANE (Smaller Business Association of New England) Educational Center. He is a former Chairman of the MIT Enterprise Forum, and a former Chairman of SBANE. Mr. Crowley has spent most of his career in finance, initially as a commercial banker with The Shawmut Bank. He earned a BA from Fairfield University and an MBA from Boston College. Mr. Crowley’s extensive experience with business and finance, particularly for smaller companies, enables him to capably serve on our board of directors.

Joseph J. Donovan has been a Director of Zoom since 2005. From March 2004 through September 2009 Mr. Donovan served as the Director of Education Programs of Suffolk University's Sawyer School of Management on the Dean College campus, where he was responsible for the administration of undergraduate and graduate course offerings at Dean College. Mr. Donovan serves as an adjunct faculty member at Suffolk University's Sawyer School of Management. He teaches Money and Capital Markets, Managerial Economics, and Managerial Finance in the Graduate School of Business Administration at Suffolk University. Mr. Donovan served as the Director of Emerging Technology Development for the Commonwealth of Massachusetts' Office of Emerging Technology from January 1993 through October 2004. Mr. Donovan also served as a Director of the Massachusetts Technology Development Corporation, the Massachusetts Emerging Technology Development Fund, and the Massachusetts Community Development Corporation. He received a Bachelor of Arts in Economics and History from St. Anselm College in Manchester, N.H. and a Master's Degree in Economics and Business from the University of Nebraska. Mr. Donovan was a member of the Board of Directors of Zoom Technologies, Inc. from 2005 until September 2009. Mr. Donovan adds a unique perspective to our Board of Directors which he gained through his experience both as an educator and a leader in the Massachusetts high technology community.

Philip Frank is a technology executive with over 20 years of experience. He has been a Director of Zoom since September 22, 2015.  He has served as President and CEO of AirSense Wireless since September 2016.  Prior to that, he was Zoom's Chief Financial Officer from September 2015 to July 2016.  From February 2005 to December 2014 he worked for the Nokia Corporation including Nokia Siemens Networks, based in London, UK.  At Nokia, Mr. Frank was most recently the Global Head of Corporate Development and M&A.  Earlier in his career Mr. Frank was an executive with AT&T Wireless as well as having worked with global advisory firms DiamondCluster International and Accenture.  He received a Master’s in Business Administration from the University of Michigan Ross School of Business.  Mr. Frank’s extensive experience as a senior financial and development executive with the world’s largest telecommunications service provider and with the world’s largest infrastructure vendor provides Zoom with topical industry expertise and a valuable perspective regarding financial management, strategy, development and sales.

George Patterson has been a Director of Zoom since September 22, 2015.  Mr. Patterson is currently an investment banker at CODE Advisors, a technology and media focused boutique financial services firm headquartered in San Francisco with offices in London and New York.  From July 2013 to July 2015, he served as the Co-Head of Software, Systems and Solutions Investment Banking at Barclays Investment Bank, based in New York. From January 2009 to June 2013, Mr. Patterson was Head of Technology Investment Banking, EMEA for Barclays, based in London. Prior to Barclays' acquisition of Lehman Brothers’ North American operations in 2008, he worked in the Technology investment banking group at Lehman Brothers, which he joined in 2000. During his tenure as an investment banker, Mr. Patterson has worked on a wide variety of equity, fixed income and M&A transactions for many corporate and institutional clients across the technology ecosystem in North America, EMEA and the Asia Pacific. Mr. Patterson’s broad background in technology finance enables him to capably serve on our board of directors.

Peter Sykes has been a Director of Zoom since October 24, 2016.  Mr. Sykes is a British entrepreneur and investor. Mr. Sykes had a successful corporate career with Dell Inc., from 1992 to 2002 initially setting up the Dell subsidiaries in Switzerland and Austria and later developing the Dell Global Enterprise Program across Europe.  Subsequently, Mr. Sykes spearheaded Dell's development of Thailand, Korea and India.  Since 2002 Mr. Sykes has managed his personal investment portfolio. Mr. Sykes has a wealth of experience developing electronics hardware sales channels enabling him to capably serve on our board of directors.

Our Other Executive Officers

The names and biographical information of our executive officers as of December 31, 2015, who are not members of our Board of Directors, are set forth below:

Name	Age	Position with Zoom

Terry J. Manning	65	Vice President of Sales and Marketing

Deena Randall	63	Vice President of Operations

Terry J. Manning joined us in 1984 and served as corporate communications director from 1984 until 1989, when he became the director of sales and marketing. Terry Manning is Frank Manning's brother. Terry Manning earned his BA degree from Washington University in St. Louis in 1974 and his MPPA degree from the University of Missouri at St. Louis in 1977.

Deena Randall joined us in 1977 as our first employee. Ms. Randall has served in various senior positions within our organization and has directed our operations since 1989. Ms. Randall earned her BA degree from Eastern Nazarene College in 1975.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following Summary Compensation Table sets forth the total compensation paid or accrued for the fiscal years ended December 31, 2014 and December 31, 2015 for our principal executive officer and our other three most highly compensated executive officers who were serving as executive officers on December 31, 2015. We refer to these officers as our named executive officers.

Name and Principal Position	Year	Salary	Option Awards (1)	All Other Compensation (3)	Total
Frank B. Manning, Chief Executive Officer	2015 2014	$129,272 $129,272	$3,487 $0	$1,607 $1,607	$134,366 $130,879
Philip Frank, Former Chief Financial Officer (4)	2015	$24,000	$93,570(2)	$31	$117,601
Deena Randall Vice President of Operations	2015 2014	$128,366 $116,490	$3,255 $0	$536 $536	$132,157 $117,026
Terry J. Manning Vice President of Sales and Marketing	2015 2014	$123,500 $123,500	$2,790 $0	$529 $529	$126,819 $124,029

 (1)
The amounts included in the “Option Awards” column reflect the aggregate grant date fair value of option awards in accordance with FASB ASC Topic 718, pursuant to the 2009 Stock Option Plan. Assumptions used in the calculations of these amounts are included in Note 7 to our Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. These options are incentive stock options issued under the 2009 Stock Option Plan and represent the right to purchase shares of Common Stock at a fixed price per share (the grant date fair market value of the shares of Common Stock underlying the options).
(2)
The amounts included in the “Option Awards” column for Mr. Frank reflect the aggregate grant date fair value of option awards of a grant received as a director and that was issued under the 2009 Director Option Plan as well as a grant received as an employee issued under the 2009 Stock Option Plan.
(3)
The amounts included in the “All Other Compensation” column for 2015, consists of: (a) life insurance premiums paid by Zoom to the named executive officer: Mr. Frank B. Manning $1,257, Mr. Phil Frank $31, Mr. Terry Manning $179 and Ms. Randall $186; (b) Zoom’s contribution to a 401(k) plan of $350 for each named executive officer except Mr. Frank; and (c) a reduced salary for Ms. Randall in 2015 due to her choice of reducing her time worked at Zoom in 2015. For 2014, consists of: (a) life insurance premiums paid by Zoom to the named executive officer: Mr. Frank B. Manning $1,257, Mr. Terry Manning $179 and Ms. Randall $186; (b) Zoom’s contribution to a 401(k) plan of $350 for each named executive officer;and (c) a reduced salary for Ms. Randall in 2014 due to her choice of reducing her time worked at Zoom in 2014.
(4)
Mr. Frank was appointed Chief Financial Officer on October 14, 2015 and resigned effective as of July 29, 2016.

Outstanding Equity Interests

The following table sets forth information concerning outstanding stock options for each named executive officer as of December 31, 2015.
Outstanding Equity Awards at Fiscal Year-End
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date
		Exercisable Options	Unexercisable Options
Frank B. Manning	03/02/2011 01/30/2013 04/30/2015	55,000 150,000 18,750	-- -- 56,250	$0.48 $0.25 $0.25	03/02/2016 01/30/2018 04/30/2020
Philip Frank(2)	09/23/2015 10/14/2015	30,000	-- 150,000	$1.07 $1.85	09/23/2020 10/14/2020
Deena Randall	03/02/2011	30,000	--	$0.48	03/02/2016
	01/30/2013 04/30/2015	135,000 17,500	-- 52,500	$0.25 $0.25	01/30/2018 04/30/2020
Terry Manning	03/02/2011	45,000	--	$0.48	03/02/2016
	01/30/2013	120,000	--	$0.25	01/30/2018
	04/30/2015	15,000	45,000	$0.25	04/30/2020

(1)
The options granted on March 2, 2011 and on January 30, 2013 are vested in full. The options granted on 4/30/2015 vest in four equal installments every 6 months and become fully vested within two years from grant date.
(2)
Mr. Frank joined Zoom as a Director on September 22, 2015 and became Chief Financial Officer on October 14, 2015. He received an option grant on September 23, 2015 as a director from the 2009 Directors Option plan. These options granted are vested in full. The options granted on October 14, 2015 were granted as part of the 2009 Option Plan as an employee. They vest in four equal installments every 6 months and become fully vested within two years from grant date. Mr. Frank resigned as Chief Financial Officer on July 29, 2016. The options granted on October 14, 2015 were not fully vested and Mr. Frank forfeited a total of 112,500 options.

Option Exercises
None of our named officers exercised stock options during the fiscal year ended December 31, 2014. Peter Kramer, Joseph Donovan and Deena Randall exercised options to purchase a total of 50,000 shares of common stock during the fiscal year ended December 31, 2015.

Employment, Termination and Change of Control Agreements
On December 8, 2009 Zoom entered into severance and change of control agreements with each of Frank Manning, Terry Manning, and Deena Randall. The purpose of these arrangements is to encourage the named executive officers to continue as employees and/or assist in the event of a change-in-control of Zoom. Zoom has entered into agreements with each of the executive officers formalizing the compensation arrangement described below.
Under the terms of each agreement, if such executive officer is terminated by Zoom for any reason other than for cause, such executive officer will receive severance pay in an amount equal to the greater of three months’ base salary or a number of weeks of base salary equal to the number of full years employed by Zoom divided by two and all outstanding stock options issued on or after September 22, 2009 held by the executive officer will become immediately vested and will be exercisable for a period of up to 30 days after termination.
Under the terms of each agreement, each executive officer will receive severance pay equal to six months’ base salary if (i) the executive officer’s employment is terminated without cause within six months after a change-in-control, (ii) the executive officer’s job responsibilities, reporting status or compensation are materially diminished and the executive officer leaves the employment of the acquiring company within six months after the change-in-control, or (iii) Zoom is liquidated. In addition, in the event of a change-in-control or liquidation of Zoom, outstanding stock options granted to the executive officer on or after September 22, 2009 will become immediately vested.

Potential Termination and Change-in Control Payments
As of December 31, 2015 in the event certain named executive officers are terminated by Zoom for any reason other than cause or a change-in-control or liquidation of Zoom, the named executive officer would receive the following cash payments: Mr. Frank Manning $48,477; Ms. Randall $48,137 and Mr. Terry Manning $38,000. These amounts represent the greater of three months salary or the number of weeks of base salary equal to the number of years employed by Zoom divided by two. In the event of termination as a result of a change-in-control or liquidation, the named executive officers would receive the following cash payments: Mr. Frank Manning $64,636; Ms. Randall $64,183 and Mr. Terry Manning $61,750. These amounts represent six months’ base salary. In the event of either termination of employment, all options held by any of the executive officers listed above that were issued on or after September 22, 2009 would become immediately vested.

Director Compensation

The following table sets forth information concerning the compensation of our Directors who are not named executive officers for the fiscal year ended December 31, 2015.
Name	Fees Earned or Paid in Cash	Option Awards (1)(2)(3)	All Other Compensation	Total
Robert Crowley	$2,000	$2,265	−	$4,265
Joseph J. Donovan	$2,000	$2,265	−	$4,265
Peter R. Kramer	$2,000	$2,265	−	$4,265
George Patterson (4)	$500	$10,690	−	$11,190

(1)
The amounts included in the “Option Awards” column reflect the aggregate grant date fair value of option awards in accordance with FASB ASC Topic 718, pursuant to the 2009 Directors Stock Option Plan. Assumptions used in the calculations of these amounts are included in Note 7 to our Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015. These options are non-qualified stock options issued under the 2009 Directors Stock Option Plan and represent the right to purchase shares of Common Stock at a fixed price per share (the grant date fair market value of the shares of Common Stock underlying the options).
(2)
As of December 31, 2015, each non-employee Director holds the following aggregate number of shares under outstanding stock options:

Name	Number of Shares Underlying Outstanding Stock Options
Robert Crowley	30,000
Joseph J. Donovan	67,500
Peter R. Kramer George Patterson	67,500 30,000

(3)
The number of shares underlying stock options granted to each non-employee Director in 2015 and the grant date fair market value of such stock options is:

Name	Grant Date	Number of Shares underlying Stock Options Grants in 2015	Grant Date Fair Value of Stock Option Grants in 2015
Robert Crowley	01/12/15 07/10/15	7,500 7,500	$409 $1,856
Joseph J. Donovan	01/12/15 07/10/15	7,500 7,500	$409 $1856
Peter R. Kramer	01/12/15 07/10/15	7,500 7,500	$409 $1,856
George Patterson	09/25/2015	30,000	$10,690

(4)
On September 22, 2015, Mr. George Patterson joined the Board of Directors of Zoom Telephonics, Inc.

Each non-employee Director of Zoom receives a fee of $500 per quarter plus a fee of $500 for each meeting at which the Director is personally present. Travel and lodging expenses are also reimbursed.

Each non-employee Director of Zoom may be granted stock options under Zoom's 2009 Directors Stock Option Plan, as amended (the "Directors Plan"). The Directors Plan provides in the aggregate that 700,000 shares of Common Stock (subject to adjustment for capital changes) may be issued upon the exercise of options granted under the Directors Plan. The exercise price for the options granted under the Directors Plan is the fair market value of the Common Stock on the date the option is granted. During 2015 Messrs. Crowley, Donovan and Kramer each received options to purchase 15,000 shares and Messr Patterson received options to purchase 30,000 shares of Common Stock at a weighted average exercise price of $0.79 per share.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Item 404(d) of Regulation S-K requires us to disclose any transaction in which the amount involved exceeds the lesser of (i) $120,000, or (ii) one percent of the average of Zoom’s total assets at year end for the last two completed fiscal years, in which Zoom is a participant and in which any related person has or will have a direct or indirect material interest. A related person is any executive officer, Director, nominee for Director, or holder of 5% or more of our common stock, or an immediate family member of any of those persons.

Each of Frank Manning, Zoom’s President, Chief Executive Officer and Chairman of the Board, and Peter Kramer, a Director of Zoom, participated in the private placement of Common Stock of Zoom which was completed in September 2015.

Other than the transactions included above, since January 1, 2013, Zoom has not been a participant in any transaction that is reportable under Item 404(d) of Regulation S-K.

Policies and Procedures Regarding Review, Approval or Ratification of Related Person Transactions

In accordance with our Audit Committee charter, our Audit Committee is responsible for reviewing and approving the terms of any related party transactions. Therefore, any material financial transaction between Zoom and any related person would need to be approved by our Audit Committee prior to us entering into such transaction.

DIRECTOR INDEPENDENCE

The Board of Directors has reviewed the qualifications of Messrs. Donovan, Crowley and Patterson and has determined that each individual is "independent" as such term is defined under the current listing standards of the Nasdaq Stock Market. In addition, each member of the Audit Committee is independent as required under Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of Zoom's Common Stock as of December 6, 2016 by (i) each person who is known by Zoom to own beneficially more than five percent (5%) of Zoom's outstanding Common Stock, (ii) each of Zoom's Directors and named executive officers, as listed below in the Summary Compensation Table under the heading "Executive Compensation", and (iii) all of Zoom's current Directors and executive officers as a group.
On December 6, 2016 there were 14,602,790 issued and outstanding shares of Zoom's Common Stock. Unless otherwise noted, each person identified below possesses sole voting and investment power with respect to the shares listed. The information contained in this table is based upon information received from or on behalf of the named individuals or from publicly available information and filings by or on behalf of those persons with the SEC.

Name (1)	Number of Shares Beneficially Owned	% of Common Stock
Manchester Management Company LLC(2) 3 West Hill Place Boston, MA 02114	4,285,714	29.4%
T. Pat Manning(3) 6 Bellerive Country Club Grounds Town and Country, MO 63141	1,295,376	8.9%
SF Investors LP(4) 8 South Acres Road Plattsburgh, NY 12901-3719	833,740	5.7%
Frank B. Manning(5)	1,609,062	10.9%
Peter R. Kramer(6)	352,429	2.4%
Robert Crowley(7)	45,140	*
Joseph J. Donovan(8)	98,500	*
Philip Frank(9)	30,000	*
George Patterson(10)	45,000	*
Peter Sykes(11)	77,350	*
Terry J. Manning(12)	228,842	1.6%
Deena Randall(13)	149,500	1.0%

All current directors and Executive
Officers as a group (9 persons) (14)	2,635,823	17.2%

*Less than one percent of shares outstanding.
(1)
Unless otherwise noted: (i) each person identified possesses sole voting and investment power over the shares listed; and (ii) the address of each person identified is c/o Zoom Telephonics, Inc., 99 High Street, Boston, MA 02110.
(2)
Information is based on a Schedule 13D filed by Manchester Management Co LLC on September 27, 2015. It includes the following stockholders Manchester Explorer, L.P. in the amount of 2,857,143 shares, JEB Partners, L.P. in the amount of 1,142,857 shares, James E. Besser in the amount of 142,857 shares and Morgan C. Frank in the amount of 142,857 shares totaling 1,295,376. In all cases the address listed in the above table applies to all stockholders other than Morgan C. Frank whose address is: 1398 Aerie Drive, Park City, UT 84060.
(3)
Information is based on a Schedule 13G filed by T. Pat Manning on February 11, 2016.
(4)
Information is based on a Schedule 13G filed by SF Investors LP on May 12, 2015.
(5)
Includes 206,250 shares that Mr. Frank B. Manning has the right to acquire upon exercise of outstanding stock options exercisable within sixty (60) days after December 6, 2016. Includes 120,673 shares held by Mr. Frank B. Manning's daughter, as to which he disclaims beneficial ownership.
(6)
Includes 75,000 shares that Mr. Kramer has the right to acquire upon exercise of outstanding stock options exercisable within sixty (60) days after December 6, 2016.
(7)
Includes 45,000 shares the Mr. Crowley has the right to acquire upon exercise of outstanding stock options exercisable within sixty (60) days after December 6, 2016.
(8)
Includes 75,000 shares the Mr. Donovan has the right to acquire upon exercise of outstanding stock options exercisable within sixty (60) days after December 6, 2016.
(9)
Includes 30,000 shares that Mr.  Frank has the right to acquire upon exercise of outstanding stock options exercisable within sixty (60) days December 6, 2016.
(10)
Includes 45,000 shares that Mr.  Patterson has the right to acquire upon exercise of outstanding stock options exercisable within sixty (60) days December 6, 2016.
(11)
Includes 165,000 shares that Mr.  Manning has the right to acquire upon exercise of outstanding stock options exercisable within sixty (60) days after December 6, 2016.
(12)
Includes 30,000 shares that Mr.  Sykes has acquired in the private placement transaction on 10/24/2016.
(13)
Includes 127,500 shares that Ms. Randall has the right to acquire upon exercise of outstanding stock options exercisable within sixty (60) days after December 6, 2016.
(14)
Includes an aggregate of 768,750 shares that the current directors and named executive officers listed above have the right to acquire upon exercise of outstanding stock options exercisable within sixty (60) days after December 6, 2016.

DESCRIPTION OF CAPITAL STOCK

We are authorized under Delaware law to issue up to 25,000,000 shares of common stock, $.01 par value per share, and 2,000,000 shares of preferred stock, $.001 par value per share. As of September 30, 2016, there were 14,595,290 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

Each share of common stock has the same relative rights and is identical in all respects with every other share of stock. Each holder of common stock is entitled to one vote for each share held of record on all matters submitted to a vote of holders of common stock and is not permitted to cumulate votes in the election of our directors. Holders of our common stock do not possess any dividend or liquidation rights. Holders of our common stock have no redemption, conversion or preemptive rights to purchase or subscribe for our securities.

Shares of our common stock are traded over-the-counter and sales are reported on the OTCQB under the symbol “ZMTP.”

Preferred Stock

Our Certificate of Incorporation authorizes the issuance of 2,000,000 shares of preferred stock, $.001 par value per share, of which 1,000,000 shares have been designated Series A Junior Participating Preferred Stock. No shares of preferred stock are outstanding. The board of directors is empowered, without stockholder approval, to designate and issue additional series of preferred stock with dividend, liquidation, conversion, voting or other rights, including the right to issue convertible securities with no limitations on conversion, which could adversely affect the voting power or other rights of the holders of our common stock, substantially dilute a common stockholder’s interest and depress the price of our common stock.

Shareholder Rights Plan

On November 18, 2015, we entered into a Section 382 Rights Agreement with Computershare Trust Company, N.A., as rights agent, and approved the declaration of a dividend distribution of one preferred share purchase right on each outstanding share of our common stock to shareholders of record as of the close of business on November 27, 2015. Each right entitles the registered holder to purchase from us one one-thousandths of a share of our Series A Junior Participating Preferred Stock at a price of $20.00, subject to adjustment.

Initially, the rights are not exercisable and are attached to and trade with all shares of common stock outstanding as of, and issued subsequent to November 27, 2015. The rights will separate from the common stock and will become exercisable upon the earlier of (i) the tenth calendar day after such date that the Company learns that (a) a person or group beneficially owns (as defined in the Section 382 Rights Agreement) 4.90% or more of the outstanding Common Stock or (b) a Grandfathered Person (as defined in the Section 382 Rights Agreement) has exceeded its Grandfathered Percentage (as defined in the Section 382 Rights Agreement) by 0.1% or more of the outstanding shares of Common Stock (any person or group specified in this bullet point, is referred to as an “Acquiring Person”); and (ii) such date, if any, as may be designated by the Board of Directors following the commencement of, or first public disclosure of an intention to commence, a tender or exchange offer for outstanding Common Stock which could result in a person or group becoming an Acquiring Person.

The rights may be redeemed in whole, but not in part, at a price of $0.001 per right by the Board of Directors only until the earlier of (i) the time at which any person becomes an Acquiring Person or (ii) the expiration date of the Section 382 Rights Agreement. Immediately upon the action of the Board of Directors ordering redemption of the rights, the rights will terminate and thereafter the only right of the holders of rights will be to receive the redemption price.

The rights will expire on the earlier of (a) November 15, 2018, or (b) such earlier date as the Company’s net operating losses have expired or been exhausted, unless earlier redeemed or exchanged by the Company as provided below, as more fully set forth in the Section 382 Rights Agreement.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Burns & Levinson LLP.

EXPERTS

The consolidated balance sheets as of December 31, 2015 and December 31, 2014, and the related consolidated statements of operations, and comprehensive income (loss), stockholders’ equity and cash flows for the years then ended included in this registration statement, have been audited by Marcum LLP, an Independent Registered Public Accounting Firm, as set forth in their report thereon and included in this registration statement in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. Information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Headquarters Office, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, Headquarters Office, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s public reference room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our common stock is traded in the over-the-counter market and is quoted on the OTCQB under the symbol “ZMTP.” Our website is located at http://www.zoomtel.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

In so far as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information and reports we file with them under File No. 001-37649, which means that we can disclose important information to you by referring you to those publicly available documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. We are incorporating by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any future report or document that is not deemed filed under such provisions, until we sell all of the securities:

●	Our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on March 15, 2016;

●	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 filed with the SEC on May 13, 2016;

●	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 filed with the SEC on August 12, 2016;

●
Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 filed with the SEC on November 14, 2016, as amended by Amendment No. 1 to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 filed with the SEC on December 6, 2016;

●
Our Current Reports on Form 8-K filed with the SEC on June 27, 2016, July 25, 2016, July 29, 2016, August 23, 2016, September 8, 2016 and October 26, 2016 (in each case, except for information contained therein which is furnished rather than filed); and

●	The description of our Common Stock contained in our registration statement on Form 10-12G filed with the SEC on July 10, 2009, as amended on August 6, 2009 and September 4, 2009.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is modified or superseded for purposes of the prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of the documents incorporated by reference into this prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following address:

Zoom Telephonics, Inc.
99 High Street
Boston, MA 02110
Telephone: (617) 423-1072.

This prospectus is part of a registration statement we filed with the SEC. We have incorporated exhibits into this registration statement. You should read the exhibits carefully for provisions that may be important to you.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

ZOOM TELEPHONICS, INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULES

Interim Unaudited Financial Statements of Zoom Telephonics, Inc.:

Condensed Consolidated Balance Sheets as of December 31, 2015 and September 30, 2016 (Unaudited)	F-2
Condensed Consolidated Statements of Operations for the three and nine months ended September 30, 2015 and 2016 (Unaudited)	F-3
Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2015 and 2016 (Unaudited)	F-4
Notes to Condensed Consolidated Financial Statements	F-5 – F-9

Annual Audited Financial Statements of Zoom Telephonics, Inc.:

ZOOM TELEPHONICS, INC.
Condensed Consolidated Balance Sheets
(Unaudited)

ASSETS	September 30, 2016 (Unaudited)	December 31, 2015
Current assets
Cash and cash equivalents	$175,308	$1,846,704
Accounts receivable, net of allowances of $460,155 at September 30, 2016 and $483,349 at December 31, 2015	2,871,603	1,079,145
Inventories	4,229,070	2,784,610
Prepaid expenses and other current assets	574,450	381,205
Total current assets	7,850,431	6,091,664

Other assets	542,193	573,049
Equipment, net	173,804	205,132
Total assets	$8,566,428	$6,869,845

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Bank debt	$2,141,799	$––
Accounts payable	1,851,778	1,423,503
Accrued expenses	948,709	292,756
Total liabilities	4,942,286	1,716,259

Commitments and contingencies (Note 4)

Stockholders' equity
Common stock: Authorized: 25,000,000 shares at $0.01 par value
Issued and outstanding: 13,976,059 shares at September 30, 2016 and 13,477,803 shares at December 31, 2015	139,761	134,778
Additional paid-in capital	38,374,431	37,965,230
Accumulated deficit	(34,890,050)	(32,946,422)
Total stockholders' equity	3,624,142	5,153,586
Total liabilities and stockholders' equity	$8,566,428	$6,869,845

See accompanying notes to condensed consolidated financial statements (unaudited).

ZOOM TELEPHONICS, INC.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Net sales	$5,990,432	$3,367,838	$12,688,142	$9,019,582
Cost of goods sold	4,064,834	2,267,235	8,727,755	6,110,159
Gross profit	1,925,598	1,100,603	3,960,387	2,909,423

Operating expenses:
Selling	1,473,787	418,017	3,520,030	1,210,809
General and administrative	354,237	306,827	1,236,239	810,556
Research and development	352,849	354,252	1,154,789	918,014
	2,180,873	1,079,096	5,911,058	2,939,379

Operating profit (loss)	(255,275)	21,507	(1,950,671)	(29,956)

Other income (expense):
Interest income	21	16	238	31
Interest expense	(27,778)	(27,347)	(32,115)	(72,360)
Other, net	41,482	(63)	42,232	(929)
Total other income (expense)	13,725	(27,394)	10,355	(73,258)

Income (loss) before income taxes	(241,550)	(5,887)	(1,940,316)	(103,214)

Income taxes	2,034	1,978	3,312	5,757

Net income (loss)	$(243,584)	$(7,865)	$(1,943,628)	$(108,971)

Net income (loss) per share:
Basic and diluted	$(0.02)	$(0.00)	$(0.14)	$(0.01)

Basic and diluted weighted average common and common equivalent shares	13,877,407	8,519,051	13,722,680	8,167,187

See accompanying notes to condensed consolidated financial statements (unaudited).

ZOOM TELEPHONICS, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
	2016	2015
Operating activities:
Net income (loss)	$(1,943,628)	$(108,971)

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	389,487	58,724
Stock based compensation	164,795	48,839
Provision for accounts receivable allowances	8,988	34
Provision for inventory reserves	10,450	22,913
Changes in operating assets and liabilities:
Accounts receivable	(1,801,446)	(149,635)
Inventories	(1,454,910)	313,785
Prepaid expenses and other assets	(193,245)	(623,529)
Accounts payable and accrued expenses	1,084,228	32,970
Net cash provided by (used in) operating activities	(3,735,281)	(404,870)

Investing activities:

Other assets	(295,000)	––
Additions to equipment	(32,303)	(45,314)
Net cash provided by (used in) investing activities	(327,303)	(45,314)

Financing activities:
Net funds received from (to) bank credit lines	2,141,799	(840,585)
Proceeds from stock option exercises	249,389	19,425
Proceeds from private placement offering (net of issuance costs)	––	3,421,001
Proceeds from stock rights offering (net of issuance costs)	––	228,960
Net cash provided by (used in) financing activities	2,391,188	2,828,801

Net change in cash	(1,671,396)	2,378,617

Cash and cash equivalents at beginning of period	1,846,704	137,637

Cash and cash equivalents at end of period	$175,308	$2,516,254

Supplemental disclosures of cash flow information:

Cash paid during the period for:
Interest	$32,115	$72,360
Income taxes	$3,312	$5,757

See accompanying notes to condensed consolidated financial statements (unaudited).

ZOOM TELEPHONICS, INC.
Notes to Condensed Consolidated Financial Statements
(Unaudited)

(1) Summary of Significant Accounting Policies

The accompanying condensed consolidated financial statements (“financial statements”) are unaudited. However, the presentation of the condensed consolidated balance sheet as of December 31, 2015 was derived from audited financial statements. In the opinion of management, the accompanying financial statements include all necessary adjustments to present fairly the consolidated financial position, results of operations and cash flows of Zoom Telephonics, Inc. (the “Company” or “Zoom”). The adjustments are of a normal, recurring nature.

The results of operations for the periods presented are not necessarily indicative of the results to be expected for the entire year. The Company has evaluated subsequent events from September 30, 2016 through the date of this filing and other than the subscription agreements disclosed in Note 7, has determined that there are no such events requiring recognition or disclosure in the financial statements.

The financial statements of the Company presented herein have been prepared pursuant to the rules of the Securities and Exchange Commission for quarterly reports on Form 10-Q and do not include all of the information and disclosures required by accounting principles generally accepted in the United States of America. These financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 2015 included in the Company's 2015 Annual Report on Form 10-K .

Recently Issued Accounting Pronouncements

In August 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2014-15, "Presentation of Financial Statements — Going Concern." This standard requires management to evaluate for each annual and interim reporting period whether it is probable that the reporting entity will not be able to meet its obligations as they become due within one year after the date that the financial statements are issued. If the entity is in such a position, the standard provides for certain disclosures depending on whether or not the entity will be able to successfully mitigate its going concern status. This guidance is effective for annual periods ending after December 15, 2016 and interim periods within annual periods beginning after December 15, 2016. Early application is permitted. The Company does not expect a material impact to the Company’s financial condition, results from operations, or cash flows from the adoption of this guidance.

In July 2015, the FASB issued ASU No. 2015-11, “Inventory (Topic 330): Simplifying the Measurement of Inventory.” Currently, all inventory is measured at the lower of cost or market. ASU 2015-11 changes the measurement principle for inventory from the lower of cost or market to the lower of cost or net realizable value. Net realizable value is the estimated selling price in the ordinary course of business less reasonably predictable costs of completion, disposal and transportation. The standard is effective for annual reporting periods beginning after December 15, 2015, which for the Company commenced with the year beginning January 1, 2016. Prospective application is required. The Company does not believe the implementation of this standard has a material impact on the Company’s consolidated financial statements.

In August 2015, the FASB issued ASU No. 2015-14 “Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date.” The amendments in this update defer the effective date of ASU 2014-09 for all entities by one year. Public business entities, certain not-for-profit entities, and certain employee benefit plans should apply the guidance in ASU 2014-09 to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. The Company is assessing the impact to the Company's financial condition, results of operations or cash flows from the adoption of this guidance.

(1) Summary of Significant Accounting Policies (continued)

In March 2016, the FASB issued ASU 2016-02, “Leases (Topic 842).” ASU 2016-02 requires that a lessee recognize the assets and liabilities that arise from operating leases. A lessee should recognize in its balance sheet, a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term (the lease asset). For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. Public business entities should apply the amendments in ASU 2016-02 for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial condition, results of operations and cash flows.

In March 2016, the FASB issued ASU No. 2016-09, “Compensation – Stock Compensation.” ASU 2016-09 simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. Some of the simplified areas apply only to nonpublic entities. ASU 2016-09 is effective for public business entities for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Early adoption is permitted in any interim or annual period. If an entity early adopts ASU 2016-09 in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. Methods of adoption vary according to each of the amendment provisions. The Company is currently evaluating the potential impact that the adoption of ASU 2016-09 may have on its consolidated financial statements.

In April 2016, the FASB issued ASU No. 2016-10, "Revenue from Contracts with Customers — Identifying Performance Obligations and Licensing." ASU 2016-10 does not change the core principle of the guidance, rather it clarifies the identification of performance obligations and the licensing implementation guidance, while retaining the related principles for those areas. ASU 2016-10 clarifies the guidance in ASU No. 2014-09, "Revenue from Contracts with Customers (Topic 606)," which is not yet effective. The effective date and transition requirements for ASU 2016-10 are the same as for ASU 2014-09, which was deferred by one year by ASU No.2015-14, "Revenue from Contracts with Customers — Deferral of the Effective Date." Public business entities should adopt the new revenue recognition standard for annual reporting periods beginning after December 15, 2017, including interim periods within that year. Early adoption is permitted only as of annual reporting periods beginning after December 15, 2016, including interim periods within that year. The Company is currently evaluating the potential impact that the adoption of ASU 2016-10 may have on its consolidated financial statements.

In May 2016, the FASB issued ASU No. 2016-12, "Revenue from Contracts with Customers — Narrow- Scope Improvements and Practical Expedients." ASU 2016-12 does not change the core principle of the guidance, rather it affects only certain narrow aspects of Topic 606, including assessing collectability, presentation of sales taxes, noncash consideration, and completed contracts and contract modifications at transition. ASU 2016-12 affects the guidance in ASU No. 2014-09, "Revenue from Contracts with Customers (Topic 606)," which is not yet effective. The effective date and transition requirements for ASU 2016-12 are the same as for ASU 2014-09, which was deferred by one year by ASU No. 2015-14, "Revenue from Contracts with Customers —Deferral of the Effective Date." Public business entities should adopt the new revenue recognition standard for annual reporting periods beginning after December 15, 2017, including interim periods within that year. Early adoption is permitted only as of annual reporting periods beginning after December 15, 2016, including interim periods within that year. The Company is currently evaluating the potential impact that the adoption of ASU 2016-12 may have on its consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, "Financial Instruments Credit Losses —Measurement of Credit Losses on Financial Instruments." ASU 2016-13 requires a financial asset (or group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. ASU 2016-13 is effective for public business entities that are SEC filers for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted in any interim or annual period for fiscal years beginning after December 15, 2018. An entity should apply the amendments in ASU 2016-13 through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (modified-retrospective approach). The Company is currently evaluating the potential impact that the adoption of ASU 2016-13 may have on its consolidated financial statements, however, it does not expect it to have a material effect.

 (2) Liquidity

The Company’s cash and cash equivalents balance at September 30, 2016 was approximately $175 thousand, a decrease of $1.7 million from December 31, 2015. Major uses of cash were attributed to a $1.9 million loss for the nine months ended September 30, 2016, an increase of approximately $1.8 million in accounts receivable, an increase of approximately $1.4 million in inventory, and an increase of approximately $0.2 million in prepaid expense. These were partially offset by increases of approximately $2.1 million in bank debt, approximately $0.7 million in accrued expenses, and approximately $0.4 million in accounts payable.

On September 30, 2016 the Company had approximately $2.1 million in bank debt of a $3.0 million credit line, working capital of approximately $2.9 million including approximately $175 thousand in cash and cash equivalents. The Company raised $3.65 million from a $3.42 million private placement in September 2015 and a $229 thousand rights offering in July 2015. On December 31, 2015 the Company had working capital of approximately $4.4 million including approximately $1.8 million in cash and cash equivalents. The Company’s current ratio at September 30, 2016 was 1.6 compared to 3.6 at December 31, 2015.

On May 18, 2015, the Company announced licensing of the Motorola trademark for cable modems and gateways for the U.S. and Canada for five years starting January 2016 In order to support anticipated sales growth, the Company raised approximately $3.65 million as described above. The Company believes that its existing financial resources, supplemented by net proceeds of approximately $1.5 million from the private placement offering that occurred subsequent to September 30, 2016, along with its existing line of credit and recent increase to the credit limit, will be sufficient to fund operations for at least the next twelve months.

(3) Inventories

Inventories consist of :	September 30, 2016	December 31, 2015
Materials	$1,166,501	$477,929
Work in process	162,539	––
Finished goods	2,900,030	2,306,681
Total	$4,229,070	$2,784,610

Finished goods includes consigned inventory held by our customers of $402,963 at September 30, 2016 and $119,100 at December 31, 2015. The Company reviews inventory for obsolete and slow moving products each quarter and makes provisions based on its estimate of the probability that the material will not be consumed or that it will be sold below cost. The provision for inventory reserves was negligible in both the first nine months of 2016 and 2015.

(4) Commitments and Contingencies

From time to time, the Company is party to various lawsuits and administrative proceedings arising in the ordinary course of business. The Company evaluates such lawsuits and proceedings on a case-by-case basis, and its policy is to vigorously contest any such claims, that it believes are without merit. The Company's management believes that the ultimate resolution of such matters will not materially and adversely affect the Company's business, financial position, or results of operations.

On January 30, 2015, Wetro LAN LLC ("Wetro LAN") filed a complaint in the U.S. District Court for the Eastern District of Texas (U.S.D.C., E.D.Tex.) against the Company alleging infringement of U.S. Patent No. 6,795,918 (“the ’918 patent”) entitled “Service Level Computer Security.” Wetro LAN alleged that the Company’s wireless routers, including its Model 4501 Wireless-N Router, infringe the '918 patent. “In its complaint, Wetro LAN sought unspecified compensatory damages.” The case was resolved on May 18, 2016 with the entry by the Judge of an Order of Dismissal with Prejudice.

On May 17, 2016, Magnacross LLC ("Magnacross") filed a complaint in the U.S. District Court for the Eastern District of Texas (U.S.D.C., E.D.Tex.) against the Company alleging infringement of U.S. Patent No. 6,917,304 (“the ’304 patent”) entitled “Wireless Multiplex Data Transmission System.” Magnacross alleged that the Company’s wireless routers, including its Model 5363, 5360 5354 (N300, N600, AC1900) Routers, infringe the '304 patent. In its complaint, Magnacross sought injunctive relief and unspecified compensatory damages. The case is in its early stages and the Court entered an Amended Docket Control Order on October 12, 2016.   If the case is not otherwise resolved, trial is scheduled to commence on November 6, 2017.

(4) Commitments and Contingencies (continued)

On May 14, 2015, Zoom entered into a License Agreement with Motorola Mobility LLC (the “License Agreement”).  The License Agreement provides Zoom with an exclusive license to use certain trademarks owned by Motorola Trademark Holdings, LLC. for the manufacture, sale and marketing of consumer cable modem products in the United States and Canada through certain authorized sales channels.

On August 8, 2016, Zoom entered into an amendment to the License Agreement with Motorola Mobility LLC (the “Amendment”).  The Amendment expands Zoom’s exclusive license to use the Motorola trademark to a wide range of authorized channels worldwide, and expands the license from cable modems and gateways to also include consumer routers, WiFi range extenders, home powerline network adapters, and access points. The License Agreement, as amended, has a five-year term beginning January 1, 2016 through December 31, 2020.

In connection with the amended License Agreement, the Company has committed to spend a certain percentage of its Motorola revenues for use in advertising, merchandising and promotion of the related products. Additionally, the Company is required to make quarterly royalty payments equal to a certain percentage of the preceding quarter’s net sales with minimum annual royalty payments as follows:

Year ending December 31,

2016:                                                     $2,000,000
2017:                                                     $3,000,000
2018:                                                     $3,500,000
2019:                                                     $4,000,000
2020:                                                     $4,500,000

Royalty expense under the License Agreement amounted to $583,333 for the third quarter of 2016 and $1,416,666 for the first nine months of 2016, and is included in selling expense on the accompanying condensed consolidated statements of operations. The balance of the committed royalty expense for 2016 amounts to $583,334 for the remaining quarter of 2016.

In order to facilitate the Company’s current and planned increase in production demand, driven in part by the launch of Motorola branded products, the Company has committed with North American Production Sharing, Inc. (“NAPS”) to extend its existing lease used in connection with the Production Sharing Agreement (“PSA”) entered into between the Company and NAPS. The extension term is December 1, 2015 through November 30, 2018 and allows the Company to contract additional Mexican personnel to work in the Tijuana facility.

The Company moved its headquarters on June 29, 2016 from its long time location at 207 South Street, Boston, MA. to a nearby location at 99 High Street, Boston, MA. The Company signed a lease for 11,480 square feet that terminates on June 29, 2019. Payments under the lease are zero for the first 2 months, an aggregate of $413,280 for the next 12 months, an aggregate of $424,760 for the next 12 months, and an aggregate of $363,533 for the remaining term of the lease ending June 29, 2019. Rent expense amounted to $99,876 for the third quarter of 2016 and $302,935 for the first nine months of 2016.

(5) Customer Concentrations

The Company sells its products primarily through high-volume retailers and distributors, Internet service providers, value-added resellers, personal computer system integrators, and original equipment manufacturers ("OEMs"). The Company supports its major accounts in their efforts to offer a well-chosen selection of attractive products and to maintain appropriate inventory levels.

Relatively few customers have accounted for a substantial portion of the Company’s revenues.  In the third quarter of 2016, three customers accounted for 86% of the Company’s net sales with the Company’s largest customer accounting for 32% of its net sales. In the first nine months of 2016, three customers accounted for 81% of the Company’s total net sales with the Company’s largest customer accounting for 30% of its net sales. At September 30, 2016 three customers accounted for 88% of the Company’s accounts receivable, with the Company’s largest customer representing 48% of its accounts receivable. In the third quarter of 2015, three customers accounted for 79% of the Company’s total net sales with the Company’s largest customer accounting for 48% of its net sales. In the first nine months of 2015, three customers accounted for 77% of the Company’s total net sales with the Company’s largest customer accounting for 46% of its net sales. At September 30, 2015, three customers accounted for 90% of the Company’s accounts receivable, with the Company’s largest customer representing 61% of its accounts receivable.

(5) Customer Concentrations (continued)

The Company’s customers generally do not enter into long-term agreements obligating them to purchase products. The Company may not continue to receive significant revenues from any of these or from other large customers. A reduction or delay in orders from any of the Company’s significant customers, or a delay or default in payment by any significant customer, could materially harm the Company’s business and prospects. Because of the Company’s significant customer concentration, its net sales and operating income (loss) could fluctuate significantly due to changes in political or economic conditions, or the loss, reduction of business, or less favorable terms for any of the Company's significant customers.

 (6) Bank Credit Lines

On December 18, 2012, the Company entered into a Financing Agreement with Rosenthal & Rosenthal, Inc. (the “Financing Agreement”). The Financing Agreement originally provided for up to $1.75 million of revolving credit, subject to a borrowing base formula and other terms and conditions. The Financing Agreement continued until November 30, 2014 with automatic renewals from year to year thereafter, unless sooner terminated by either party. The lender has the right to terminate the Financing Agreement at any time on 60 days’ prior written notice. Borrowings are secured by all of the Company assets including intellectual property. The Financing Agreement contains several covenants, including a requirement that the Company maintain tangible net worth of not less than $2.5 million and working capital of not less than $2.5 million.

On March 25, 2014, the Company entered into an amendment to the Financing Agreement (the “Amendment”) with an effective date of January 1, 2013. The Amendment clarified the definition of current assets in the Financing Agreement, reduced the size of the revolving credit line to $1.25 million, and revised the financial covenants so that Zoom is required to maintain tangible net worth of not less than $2.0 million and working capital of not less than $1.75 million.

On October 29, 2015, the Company entered into a second amendment to the Financing Agreement (the “Second Amendment”). Retroactive to October 1, 2015, the Second Amendment eliminated $2,500 in monthly charges for the Financing Agreement. Effective December 1, 2015, the Second Amendment reduces the effective rate of interest to 2.25% plus an amount equal to the higher of prime rate or 3.25%.

On July 19, 2016, the Company entered into a third amendment to the Financing Agreement. The Amendment increased the size of the revolving credit line to $2.5 million effective as of date of the amendment.

On September 1, 2016, the Company entered into a fourth amendment to the Financing Agreement. The Amendment increased the size of the revolving credit line to $3.0 million effective with the date of this amendment.

The Company is required to calculate its covenant compliance on a quarterly basis. As of September 30, 2016, the Company was in compliance with both its working capital and tangible net worth covenants. At September 30, 2016, the Company’s tangible net worth was approximately $3.1 million, while the Company’s working capital was approximately $2.9 million.

(7) Subsequent Events

On October 24, 2016, Zoom entered into stock subscription agreements with investors in connection with a non-brokered private placement of 619,231 unregistered shares of the Company’s common stock, which raised approximately $1.5 million net proceeds.

Management of the Company has reviewed subsequent events from September 30, 2016 through the date of filing and has concluded that, except as noted above, there were no subsequent events requiring adjustment to or disclosure in these consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the
Board of Directors and Stockholders
of Zoom Telephonics, Inc.

We have audited the accompanying consolidated balance sheets of Zoom Telephonics, Inc. and its wholly owned subsidiary (together the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Zoom Telephonics, Inc. and its wholly owned subsidiary as of December 31, 2015 and 2014, and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum LLP

MARCUM LLP
Boston, Massachusetts
March 15, 2016

ZOOM TELEPHONICS, INC.
CONSOLIDATED BALANCE SHEETS
As of December 31, 2015 and 2014

	December 31,
	2015	2014
ASSETS
Current assets
Cash and cash equivalents	$1,846,704	$137,637
Accounts receivable, net of allowances of $483,349 and $381,234 at December 31, 2015 and 2014, respectively	1,079,145	1,811,006
Inventories, net	2,784,610	1,724,507
Prepaid expenses and other current assets	381,205	270,263
Total current assets	6,091,664	3,943,413

Equipment, net	205,132	67,142
Other assets	573,049	––

Total assets	$6,869,845	$4,010,555

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Bank credit line	$––	$840,585
Accounts payable	1,423,503	726,627
Accrued expenses	292,756	284,736
Total current liabilities	1,716,259	1,851,948

Total liabilities	1,716,259	1,851,948

Commitments and contingencies (Note 6)

Stockholders' equity Common stock: Authorized: 25,000,000 shares at $0.01 par value
Issued and outstanding: 13,477,803 shares and 7,982,704 shares at December 31, 2015 and 2014, respectively	134,778	79,827
Additional paid-in capital	37,965,230	34,192,066
Accumulated deficit	(32,946,422)	(32,113,286)
Total stockholders' equity	5,153,586	2,158,607
Total liabilities and stockholders' equity	$6,869,845	$4,010,555

See accompanying notes.

ZOOM TELEPHONICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
Years Ended December 31, 2015 and 2014

	2015	2014
Net sales	$10,790,342	$11,901,339
Cost of goods sold	7,388,075	8,409,665
Gross profit	3,402,267	3,491,674

Operating expenses:
Selling	1,571,256	1,446,110
General and administrative	1,229,198	1,052,326
Research and development	1,342,081	1,132,791
	4,142,535	3,631,227
Operating profit (loss)	(740,268)	(139,553)

Other :
Interest income	444	33
Interest expense	(72,360)	(77,225)
Other income (expense), net	(13,589)	346,311
Total other income (expense), net	(85,505)	269,119

Income (loss) before income taxes	(825,773)	129,566

Income taxes (benefit)	7,363	7,080

Net income (loss)	$(833,136)	$122,486

Other comprehensive income (loss):
Foreign currency translation adjustments	––	(3,621)
Foreign currency translation recognition upon reclassification from accumulated other comprehensive income	––	(360,734)

Total comprehensive income (loss)	$(833,136)	$(241,869)

Basic and diluted net income (loss) per share	$(0.09)	$0.02

Weighted average common and common equivalent shares:
Basic and Diluted	9,470,848	7,982,704

 See accompanying notes.

ZOOM TELEPHONICS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended December 31, 2015 and 2014

	Common Stock
	Shares	Amount	Additional Paid In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total

Balance at January 1, 2014	7,982,704	$79,827	$34,177,779	$(32,235,772)	$364,355	$2,386,189

Net income (loss)	––	––	––	122,486	––	122,486
Total other comprehensive income (loss)	––	––	––	––	(364,355)	(364,355)
Stock based compensation	––	––	14,287	––	––	14,287
Balance at December 31, 2014	7,982,704	$79,827	$34,192,066	$(32,113,286)	$––	$2,158,607

Net income (loss)	––	––	––	(833,136)	––	(833,136)
Private placement offering (net of issuance costs of $16,000)	4,909,999	49,100	3,371,901	––	––	3,421,001
Stock rights offering (net of issuance costs of $39,780)	298,600	2,986	225,974	––	––	228,960
Stock option exercise	286,500	2,865	99,755			102,620
Stock based compensation	––	––	75,534	––	––	75,534
Balance at December 31, 2015	13,477,803	$134,778	$37,965,230	$(32,946,422)	$––	$5,153,586

See accompanying notes.

ZOOM TELEPHONICS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2015 and 2014

	2015	2014
Operating activities:
Net income (loss)	$(833,136)	$122,486

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Stock based compensation	75,534	14,287
Depreciation and amortization	121,027	9,048
Provision (recovery) for accounts receivable allowances	(3,915)	574
Provision for inventory reserves	18,078	81,843
Reclassification out of accumulated other comprehensive income (loss)	––	(360,734)
Changes in operating assets and liabilities:
Accounts receivable	735,776	(136,768)
Inventories	(1,078,181)	(92,269)
Prepaid expense and other current assets	(110,942)	(45,111)
Accounts payable and accrued expenses	704,896	(4,593)
Net cash provided by (used in) operating activities	(370,863)	(411,237)

Investing activities:
Purchases of plant and equipment	(177,066)	(25,165)
Other assets	(655,000)	––
Net cash provided by (used in) investing activities	(832,066)	(25,165)

Financing activities:
Proceeds from stock option exercise	102,620	––
Proceeds from private placement offering	3,437,001	––
Issuance costs of private placement offering	(16,000)	––
Proceeds from stock rights offering	268,740	––
Issuance costs of stock rights offering	(39,780)	––
Net funds (to) from bank credit lines	(840,585)	522,267
Net cash provided by (used in) financing activities	2,911,996	522,267

Effect of exchange rate changes on cash	––	(3,621)

Net change in cash	1,709,067	82,244

Cash and cash equivalents at beginning of year	137,637	55,393

Cash and cash equivalents at end of year	$1,846,704	$137,637

Supplemental disclosures of cash flow information:

Cash paid during the period for:
Interest	$72,360	$77,225
Income taxes	$7,363	$7,080

See accompanying notes.

 ZOOM TELEPHONICS, INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 2014 and 2015

(1)           NATURE OF OPERATIONS

Zoom Telephonics, Inc. and its wholly owned subsidiary MTRLC LLC (collectively the "Company"), designs, produces, markets and supports cable modems and other communication products.

(2)           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)  Basis of Presentation and Use of Estimates

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). All significant intercompany balances and transactions have been eliminated in the consolidation

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expense during the reporting period. Actual results may differ from those estimates. Significant estimates made by the Company include: 1) allowance for doubtful accounts for accounts receivable (collectability and sales returns) and asset valuation allowance for deferred income tax assets; 2) write-downs of inventory for slow-moving and obsolete items, and market valuations; 3) stock based compensation; 4) management plan forecast; 5) and estimated life of certification costs.

       (b)  Cash and Cash Equivalents

All highly liquid investments with original maturities of less than 90 days from the date of purchase are classified as cash equivalents. Cash equivalents consist exclusively of money market funds. The Company has deposits at a limited number of financial institutions with federally insured limits. Balances of cash and cash equivalents at these institutions can be in excess of the insured limits. However, the Company believes that the institutions are financially sound and there is only nominal risk of loss.

(c)   Inventories

Inventories are stated at the lower of cost, determined using the first-in, first-out method, or market. Consigned inventory is held at third-party locations. The Company retains title to the inventory until purchased by the third-party. Consigned inventory, consisting of finished goods, was approximately $119,000 and $86,000 at December 31, 2015 and 2014, respectively.

(d)   Equipment

Equipment is stated at cost, less accumulated depreciation. Depreciation of equipment is provided using the straight-line method over the estimated useful lives of the assets.

(e)   Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset or asset group to undiscounted future net cash flows expected to be generated by the asset or asset group. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds their fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell.

(f)    Income Taxes

Deferred income taxes are provided on the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and on net operating loss and tax credit carry forwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for that portion of deferred tax assets not expected to be realized.

(g)  Earnings (Loss) Per Common Share

Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period.  Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares and dilutive potential common shares outstanding during the period. Under the treasury stock method, the unexercised options are assumed to be exercised at the beginning of the period or at issuance, if later. The assumed proceeds are then used to purchase common shares at the average market price during the period. A summary of the denominators used to compute basic and diluted earnings (loss) per share follow:

	2015	2014
Weighted average shares outstanding – used to compute basic earnings (loss) per share	9,470,848	7,982,704
Net effect of dilutive potential common shares outstanding, based on the treasury stock method	––	––
Weighted average shares outstanding – used to compute diluted earnings (loss) per share	9,470,848	7,982,704

 Potential common shares for which inclusion would have the effect of increasing diluted earnings per share (i.e., anti-dilutive) are excluded from the computation. Options to purchase 2,761,500 shares of common stock at December 31, 2015 and 1,855,500 shares of common stock as of December 31, 2014 were outstanding, but not included in the computation of diluted earnings per share as their effect would be anti-dilutive.

(h)  Revenue Recognition

The Company primarily sells hardware products to its customers. The hardware products include dial-up modems, DSL modems, cable modems, embedded modems, ISDN modems, telephone dialers, and wireless and wired networking equipment. The Company does not sell software.

The Company derives its net sales primarily from the sales of hardware products to computer peripherals retailers, computer product distributors, OEMs, and direct to consumers and other channel partners via the Internet.

The Company recognizes net hardware sales at the point when the customers take legal ownership of the delivered products. Legal ownership passes to the customer based on the contractual delivery terms specified in signed contracts and purchase orders, which are both used extensively. Many customer contracts or purchase orders specify FOB destination, which means buyer takes delivery of goods once the goods arrive at the buyers dock.

When the Company consigns inventory to a retailer, sales revenue for an item in that inventory is recognized when that item is sold by the retailer to a customer. The item remains in the Company’s inventory when it is consigned, and moves out of Company inventory when the item is sold by the retailer.

 The Company's net sales of hardware are reduced by certain events that are characteristic of the sales of hardware to retailers of computer peripherals. These events are product returns, certain sales and marketing incentives, price protection refunds, and consumer and in-store mail-in rebates. These are accounted for as a reduction of net sales based on management estimates, which are reconciled to actual customer or end-consumer credits on a monthly or quarterly basis.

The estimates for product returns are based on recent historical trends plus estimates for returns prompted by announced stock rotations, announced customer store closings, etc. Management analyzes historical returns, current economic trends, and changes in customer demand and acceptance of the Company's products when evaluating the adequacy of sales return allowances. Product return reserves were approximately $322.0 thousand and $354.0 thousand at December 31, 2015 and 2014, respectively. The Company's estimates for price protection refunds require a detailed understanding and tracking by customer, by sales program. Estimated price protection refunds are recorded in the same period as the announcement of a pricing change. Information from customer inventory-on-hand reports or from direct communications with the customers is used to estimate the refund, which is recorded as a reserve against accounts receivable and a reduction of current period revenue. Price protection reserves were approximately $131.3 and $0 thousand at December 31, 2015 and 2014, respectively. The increase in price protection reserve was driven by a decrease in price for certain products in response to a competitor’s decrease in price for similar products. The Company's estimates for consumer mail-in rebates are comprised of actual rebate claims processed by the rebate redemption centers plus an accrual for an estimated lag in processing. The Company's estimates for store rebates are comprised of actual credit requests from the eligible customers. Rebate reserves were $0 at both December 31, 2015 and 2014. Additionally, sales and marketing incentive reserves were approximately $22.0 thousand and $15.2 thousand at December 31, 2015 and 2014, respectively. The Company’s allowances for doubtful accounts were approximately $8.1 thousand and $12.0 thousand at December 31, 2015 and 2014, respectively. These allowances are included in allowances for accounts receivable on the accompanying consolidated balance sheets.

The Company accounts for point-of-sale taxes on a net basis.

(i)   Fair Value of Financial Instruments
The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels:
●
Level 1 - Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.
●
Level 2 - Inputs are inputs (other than quoted prices included within Level 1) that are observable for the asset or liability, either directly or indirectly.
●
Level 3 - Inputs include unobservable inputs for the asset or liability and rely on management's own assumptions about the assumptions that market participants would use in pricing the asset or liability. (The unobservable inputs should be developed based on the best information available in the circumstances and may include the Company’s own data.)

Financial instruments consist of cash and cash equivalents, accounts receivable, bank debt, accounts payable, and accrued expenses. Due to the short-term nature and payment terms associated with these instruments, their carrying amounts approximate fair value.

(j)    Stock-Based Compensation

Compensation cost for awards is generally recognized over the required service period based on the estimated fair value of the awards on their grant date. Fair value is determined using the Black-Scholes option-pricing model wherein the discount rate is based on published daily treasury interest rates for zero-coupon bonds available from the US Treasury. When not available for expected option lives, the Company has used implied zero-coupon yields available from sources such as Bloomberg. Volatility is based on the historical volatility over a period that is commensurate with the expected life of the option granted.

(k)   Advertising Costs

Advertising costs are expensed as incurred and reported in selling expense in the accompanying statements of operations and comprehensive income (loss), and include costs of advertising, production, trade shows, and other activities designed to enhance demand for the Company's products. There are no deferred advertising costs in the accompanying balance sheets. The Company reported advertising costs of approximately $459.5 thousand in 2015 and $255.0 thousand in 2014.

(l)   Foreign Currencies

The Company generates a portion of its revenues in markets outside North America principally in transactions denominated in foreign currencies, which exposes the Company to risks of foreign currency fluctuations. Foreign currency transaction gains and losses are reflected in operations and were not material for any period presented.  The Company does not use derivative financial instruments.

(m) Warranty Costs

The Company provides for the estimated costs that may be incurred under its standard warranty obligations, based on actual historical repair costs. The reserve for the provision for warranty costs was $21,475 and $25,069 at December 31, 2015 and 2014, respectively.

(n) Shipping and Freight Costs

The Company records the expense associated with customer-delivery shipping and freight costs in selling expense. The Company reported shipping and freight costs of $247.1 thousand in 2015 and $232.1 thousand in 2014.

(o) Recently Issued Accounting Pronouncements

In August 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2014-15, "Presentation of Financial Statements — Going Concern." This standard requires management to evaluate for each annual and interim reporting period whether it is probable that the reporting entity will not be able to meet its obligations as they become due within one year after the date that the financial statements are issued. If the entity is in such a position, the standard provides for certain disclosures depending on whether or not the entity will be able to successfully mitigate its going concern status. This guidance is effective for annual periods ending after December 15, 2016 and interim periods within annual periods beginning after December 15, 2016. Early application is permitted. The Company does not expect a material impact to the Company’s financial condition, results from operations, or cash flows from the adoption of this guidance.

In July 2015, the FASB issued ASU No. 2015-11, “Inventory (Topic 330): Simplifying the Measurement of Inventory.” Currently, all inventory is measured at the lower of cost or market. ASU 2015-11 changes the measurement principle for inventory from the lower of cost or market to the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business less reasonably predictable costs of completion, disposal and transportation. The standard is effective for annual reporting periods beginning after December 15, 2015, which for the Company will commence with the year beginning January 1, 2016. Prospective application is required. The Company does not believe the implementation of this standard will have a material impact on the Company’s consolidated financial statements.

In August 2015, the FASB issued ASU No. 2015-14 “Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date.” The amendments in this Update defer the effective date of ASU 2014-09 for all entities by one year. Public business entities, certain not-for-profit entities, and certain employee benefit plans should apply the guidance in ASC 2014-09 to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. The Company is assessing the impact to the Company's financial condition, results of operations or cash flows from the adoption of this guidance.

In March 2016, the FASB issued ASU 2016-02, “Leases (Topic 842).” ASU 2016-02 requires that a lessee recognize the assets and liabilities that arise from operating leases. A lessee should recognize in the balance sheets, a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term (the lease asset). For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. Public business entities should apply the amendments in ASU 2016-02 for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial condition, results of operations and cash flows.

(p) Other Assets

Other assets are stated at cost, less accumulated amortization. Certain certification costs incurred that are necessary to market and sell products are capitalized and reported as “other assets” in the accompanying consolidated balance sheets when the costs are measurable, significant, and whose related products are projected to generate revenue beyond twelve months. These costs are amortized over an eighteen-month period, beginning when the related products are available to be sold. Total certification costs capitalized through December 31, 2015 were $655,000, accumulated amortization was $81,951 at December 31, 2015, and amortization expense was $81,951 in 2015. There were no certification costs capitalized through December 31, 2014 and therefore no related accumulated amortization at December 31, 2014 and no amortization expense in 2014. Expected amortization expense is $238,331 in 2016, $271,384 in 2017, and $63,334 in 2018.

(3)           LIQUIDITY

On December 31, 2015 the Company had working capital of $4.4 million including $1.8 million in cash and cash equivalents. On December 31, 2014 the Company had working capital of $2.1 million including $138 thousand in cash and cash equivalents. The Company’s current ratio at December 31, 2015 was 3.6 compared to 2.1 at December 31, 2014.

The Company raised $3.65 million in 2015 from a $3.42 million private placement in September and a $229 thousand rights offering in July. The Company’s cash balance was also augmented by a $697 thousand increase in accounts payable, a $732 thousand decrease in net accounts receivable. These increases were offset by a pay-down in the outstanding bank debt of $840 thousand, a $1.1 million increase in net inventory and a 12-month loss of $833 thousand. As of December 31, 2015 the Company had no bank debt, a maximum available line of credit of $1.25 million, working capital of $4.4 million, and a current ratio of 3.6. In 2014, the Company’s operating activities used $411 thousand in cash, primarily due to $361 thousand recognized foreign currency gains previously reported in Accumulated Other Comprehensive Income on the Consolidated Balance Sheets, and $137 thousand increase in accounts receivable.

On May 18, 2015, the Company announced licensing of the Motorola trademark for cable modems and gateways for the US and Canada for 5 years starting January 2016. In order to support anticipated sales growth, the Company raised approximately $3.65 million net, as described above. The Company believes that its existing financial resources along with its existing line of credit, with the potential to increase the maximum credit limit, will be sufficient to fund operations for the foreseeable future if the Company management's sales and operating profit expectations are met.

(4)           INVENTORIES

Inventories, net of reserves, consist of the following at December 31:

	2015	2014
Materials	$477,929	$300,739
Finished goods	2,306,681	1,423,768
Total	$2,784,610	$1,724,507

Finished goods includes consigned inventory held by our customers of $119,100 and $85,600 at December 31, 2015 and 2014, respectively. The Company reviews inventory for obsolete and slow moving products each quarter and makes provisions based on its estimate of the probability that the material will not be consumed or that it will be sold below cost. The provision for inventory reserves was $18,078 and $81,843 for the years ending December 31, 2015 and 2014, respectively.

(5)           EQUIPMENT

Equipment consists of the following at December 31:

	2015	2014	Estimated Useful lives in years
Computer hardware and software	$209,517	$196,070	3
Machinery and equipment	265,446	258,446	5
Molds, tools and dies	244,192	96,557	5
Office furniture and fixtures	39,451	38,938	5
	758,606	590,011
Accumulated depreciation	(553,474)	(522,869)
Equipment, net	$205,132	$67,142

Depreciation expense for year ended	$39,076	$9,048

(6)           COMMITMENTS AND CONTINGENCIES

(a)  Lease Obligations

In December 2011 the Company signed a lease amendment for 10,600 square feet effective June 1, 2012 at the Company’s headquarters in Boston, Massachusetts. This lease expires on April 30, 2016.

The Company performs most of the final assembly, test, packaging, warehousing and distribution at a production and warehouse facility in Tijuana, Mexico. In November 2014 the Company signed a one-year lease with five one-year renewal options thereafter for an 11,390 square foot facility. In September 2015, the Company extended the term of the lease from December 1, 2015 through November 30, 2018. In September 2015, the Company also signed a new lease for additional space in the adjacent building, which doubles our existing capacity. The term of the lease is from March 1, 2016 through November 30, 2018 with early access granted as of December 1, 2015.

In order to facilitate the Company’s current and planned increase in production demand, driven in part by the launch of Motorola branded products, the Company has committed with North American Production Sharing, Inc. (“NAPS”) to extend its existing lease used in connection with the Production Sharing Agreement (“PSA”) entered into between the Company and NAPS. The extension term is December 1, 2015 through November 30, 2018 and allows the Company to contract additional Mexico personnel to work in the Tijuana facility.

The Company closed the UK sales office in October 2014 and now has an independent sales representative for the U.K. and Ireland.

Rent expense for all of the Company's leases was $363.8 thousand in 2015 and $313.4 thousand in 2014.

As of December 31, 2014, the Company's estimated future minimum committed rental payments, excluding executory costs, under the operating leases described above to their expiration or the earliest possible termination date, whichever is sooner, are $177.1 thousand for 2016, $104.6 thousand for 2017, and $95.8 thousand for 2018. There are no future minimum committed rental payments that extend beyond 2018.

(b)  Contingencies

The Company is party to various lawsuits and administrative proceedings arising in the ordinary course of business. The Company evaluates such lawsuits and proceedings on a case-by-case basis, and its policy is to vigorously contest any such claims which it believes are without merit.

The Company reviews the status of its legal proceedings and records a provision for a liability when it is considered probable that both a liability has been incurred and the amount of the loss can be reasonably estimated. This review is updated periodically as additional information becomes available. If either or both of the criteria are not met, the Company reassesses whether there is at least a reasonable possibility that a loss, or additional losses, may be incurred. If there is a reasonable possibility that a loss may be incurred, the Company discloses the estimate of the amount of the loss or range of losses, that the amount is not material, or that an estimate of the loss cannot be made. The Company expenses its legal fees as incurred.

On January 30, 2015, Wetro LAN LLC ("Wetro LAN") filed a complaint against the Company alleging infringement of U.S. Patent No. 6,795,918 (“the ’918 patent”). The ’918 patent is titled “Service Level Computer Security.” Wetro LAN alleges that the Company’s wireless routers, including its Model 4501 Wireless-N Router, infringe the '918 patent. The case is in its early stages and on March 15th, 2016 the trial date was set by the judge for April 17th, 2017.

On November 14, 2014, Concinnitas, LLC and Mr. George W. Hindman (collectively "Concinnitas") filed a complaint against the Company alleging infringement of U.S. Patent No. 7,805,542 (“the ’542 patent”) titled "“Mobile United Attached in a Mobile Environment that Fully Restricts Access to Data Received via Wireless Signal to a Separate Computer in the Mobile Environment.” The Complaint asserts that the Company sells "products and/or systems (including at least the wireless router model no. 4530)" that infringe the '542 patent. Concinnitas and the Company have executed a settlement agreement. On August 13, 2015, this case was closed following an order of dismissal with prejudice pursuant to a resolution of the dispute between Zoom and Concinnitas, LLC.

(c)  Commitments

On May 13, 2015 the Company entered into a non-cancellable licensing agreement (“the Agreement”) to use certain trademarks in connection with the manufacture, sale, marketing, and distribution of cable modem equipment. The Agreement commences on January 1, 2016 and terminates on December 31, 2020. Additionally, the Company has committed to reserving a certain percentage of wholesale prices for use in advertising, merchandising and promotion of the related products. In conjunction with the Agreement, the Company is required to make quarterly royalty payments equal to a certain percentage of the preceding quarter’s net sales with minimum annual royalty payments as follows:

Year ending December 31,
2016:                                                     $2,000,000
2017:                                                     $2,400,000
2018:                                                     $2,600,000
2019:                                                     $2,600,000
2020:                                                     $2,600,000

(7)           STOCK OPTION PLANS

2009 Stock Option Plan

On December 10, 2009, the Company established the 2009 Stock Option Plan (the “Option Plan”) for officers and certain full-time and part-time employees of the Company. Non-employee directors of the Company are not entitled to participate under this plan. The Option Plan provides for 5,500,000 shares of common stock for issuance upon the exercise of stock options granted under the plan. Under this plan, stock options are granted at the discretion of the Compensation Committee of the Board of Directors at an option price not less than the fair market value of the stock on the date of grant. The options are exercisable in accordance with terms specified by the Compensation Committee not to exceed ten years from the date of grant. Option activity under this plan follows.

	Number of shares	Weighted average exercise price
Balance as of January 1, 2014	2,315,000	$0.35
Granted	50,000	0.12
Exercised	––	––
Expired	(674,500)	0.49
Balance as of December 31, 2014	1,690,500	$0.29
Granted	1,155,000	0.49
Exercised	(256,500)	0.36
Expired	(52,500)	0.16
Balance as of December 31, 2015	2,536,500	$0.38

The weighted average grant date fair value of options granted was $0.04 in 2014. The weighted average grant date fair value of options granted was $0.13 in 2015. The aggregate intrinsic value of options outstanding was approximately $4.9 million at December 31, 2015 and $0 at December 31, 2014. The aggregate intrinsic value of exercisable options was approximately $3.4 million at December 31, 2015 and $0 at December 31, 2014. As of December 31, 2015 there remained 5,243,500 shares available to be issued under the Option Plan.

The following table summarizes information about fixed stock options under the 2009 Stock Option Plan outstanding on December 31, 2015.

	Options Outstanding			Options Exercisable
Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.18 to 0.25	2,115,000	2.55	$0.25	1,421,250	$0.22
$0.48 to 1.85	421,500	0.41	$1.03	226,500	$0.07
$0.18 to 1.85	2,536,500	2.96	$0.38	1,647,750	$0.29

2009 Director Stock Option Plan

On December 10, 2009 the Company established the 2009 Director Stock Option Plan (the "Directors Plan"). The Directors Plan was established for all Directors of the Company except for any Director who is a full-time employee or full-time officer of the Company. The option price is the fair market value of the common stock on the date the option is granted. There are 700,000 shares authorized for issuance under the Directors Plan. Each option expires five years from the grant date. Option activity under this plan follows.

	Number of shares	Weighted average exercise price
Balance as of January 1, 2014	270,000	0.31
Granted	60,000	0.13
Exercised	––	––
Expired	(165,000)	––
Balance as of December 31, 2014	165,000	0.24
Granted	105,000	0.87
Exercised	(30,000)	0.31
Expired	(15,000)	0.41
Balance as of December 31, 2015	225,000	$0.51

The weighted average grant date fair value of options granted was $0.04 in 2014 and $0.26 in 2015. The aggregate intrinsic value of options outstanding was approximately $0.4 million at December 31, 2015 and $0 at December 31, 2014. The aggregate intrinsic value of exercisable options was approximately $0.4 million at December 31, 2015 and $0 at December 31, 2014. As of December 31, 2015 there remained 670,000 shares available to be issued under the Directors Plan.

The following table summarizes information about fixed stock options under the Directors Plan on December 31, 2015.

	Options Outstanding			Options Exercisable
Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.12-0.14	45,000	3.3	$0.13	45,000	$0.13

$0.16-0.20	30,000	2.0	$0.18	30,000	$0.18

$0.25-0.26	30,000	1.3	$0.26	30,000	$0.26

$0.35-0.36	15,000.6		$0.36	15,000	$0.36

$0.18-1.20	105,000	4.6	$0.87	105,000	$0.87
$0.12-1.20	225,000	3.30	$0.51	225,000	$0.51

The Black-Scholes range of assumptions for the Option Plan and the Directors Plan are shown below:

	2015	2014
Assumptions

Expected life	2.75 (yrs) - 3.5 (yrs)	2.75 (yrs) - 3.5 (yrs)

Expected volatility	41.69% - 45.52%	46.40% - 48.71%

Risk-free interest rate	0.67% - 1.57%	0.57% - 1.32%

Expected dividend yield	0.00%	0.00%

The unrecognized stock based compensation expense related to non-vested stock awards was approximately $79 thousand as of December 31, 2015.  This amount will be recognized through the fourth quarter of 2017.

(8)         INCOME TAXES

Income tax expense (benefit) consists of:

	Current	Deferred	Total
Year Ended December 31, 2014:
U.S. federal	$––	$––	$––
State and local	––	––	––
Foreign	7,080	––	7,080
	$7,080	$––	$7,080
Year Ended December 31, 2015:
U.S. federal	$––	$––	$––
State and local	––	––	––
Foreign	7,363	––	7,363
	$7,363	$––	$7,363

A reconciliation of the expected income tax expense or benefit to actual follows:

	2015	2014
Computed "expected" US tax (benefit) at Federal statutory rate	$(283,266)	$41,645
Change resulting from:
State and local income taxes, net of federal income tax benefit	(55,828)	––
Valuation allowance	414,612	(281,039)
Non––deductible items	(68,155)	12,063
Expired State Net Operating Losses	––	234,411
Income tax expense (benefit)	$7,363	$7,080

Temporary differences at December 31 follow:

	2015	2014
Deferred income tax assets:
Inventories	$90,879	$132,511
Accounts receivable	181,223	143,780
Accrued expenses	43,668	36,621
Net operating loss and tax credit carry forwards	18,272,306	17,863,473
Plant and equipment	590	4,629
Stock compensation	97,464	90,504
Other – investment impairments	127,855	127,855
Total deferred income tax assets	18,813,985	18,399,373
Valuation allowance	(18,813,985)	(18,399,373)
Net deferred tax assets	$––	$––

As of December 31, 2015 the Company had federal net operating loss carry forwards of approximately $50,691,000 which are available to offset future taxable income. They are due to expire in varying amounts from 2018 to 2035. As of December 31, 2015, the Company had Massachusetts state net operating loss carry forwards of approximately $5,097,000 which are available to offset future taxable income. They are due to expire in varying amounts from 2031 through 2035. A valuation allowance has been established for the full amount of deferred income tax assets as management has concluded that it is more-likely than-not that the benefits from such assets will not be realized

The Company reviews annually the guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in the financial statements. Tax positions must meet a "more-likely-than-not" recognition threshold. At December 31, 2015 and 2014, the Company did not have any uncertain tax positions. No interest and penalties related to uncertain tax positions were accrued at December 31, 2015 and 2014.

The Company files income tax returns in the US and also filed returns in the UK through 2014. The Company no longer files returns in the UK. For returns filed in the US for all years prior to 2011 to the extent the net operating losses were generated, if and when the net operating losses are used, the Internal Revenue Service has the opportunity to then review the underlying returns which created the net operating loss.

 (9)        SIGNIFICANT CUSTOMERS

The Company sells its products primarily through high-volume distributors and retailers, internet service providers, telephone service providers, value-added resellers, PC system integrators, and OEMs. The Company supports its major accounts in their efforts to discern strategic directions in the market, to maintain appropriate inventory levels, and to offer a balanced selection of attractive products.

Relatively few customers account for a substantial portion of the Company’s revenues.  In 2015 three customers accounted for 77% of the Company’s total net sales with our largest customer accounting for 46% of our net sales. At December 31, 2015, three customers accounted for 93% of our gross accounts receivable, with our largest customer representing 67% of our gross accounts receivable. In 2014 three customers accounted for 74% of our total net sales, with our largest customer accounting for 53% of our net sales. At December 31, 2014, three customers accounted for 92% of our gross accounts receivable, with our largest customer representing 64% of our gross accounts receivable.

(10)        SEGMENT AND GEOGRAPHIC INFORMATION

The Company's operations are classified as one reportable segment. Substantially all of the Company's operations and long-lived assets reside primarily in the North America. Net sales information follows:

	2014	Percent	2015	Percent
North America	$11,563,956	97%	$10,558,167	98%
Outside North America	337,383	3%	202,175	2%
Total	$11,901,339	100%	$10,790,342	100%

(11)         DEPENDENCE ON KEY SUPPLIERS

The Company participates in the PC peripherals industry, which is characterized by aggressive pricing practices, continually changing customer demand patterns and rapid technological developments. The Company's operating results could be adversely affected should the Company be unable to successfully anticipate customer demand accurately; manage its product transitions, inventory levels and manufacturing process efficiently; distribute its products quickly in response to customer demand; differentiate its products from those of its competitors or compete successfully in the markets for its new products.

The Company depends on many third-party suppliers for key components contained in its product offerings. For some of these components, the Company may only use a single source supplier, in part due to the lack of alternative sources of supply. However, in 2015, the Company had two suppliers that provided 85% of the Company's purchased inventory. In 2014 the Company had one supplier that provided 86% of the Company's purchased inventory.

(12)         RETIREMENT PLAN

The Company has a 401(k) retirement savings plan for employees. Under the plan, the Company matches 25% of an employee's contribution, up to a maximum of $350 per employee per year. Company matching contributions charged to expense in 2014 and 2015 were $4,682 and $4,523, respectively.

(13)         BANK CREDIT LINE

On December 18, 2012, the Company entered into a Financing Agreement with Rosenthal & Rosenthal, Inc. (the “Financing Agreement”). The Financing Agreement provided for up to $1.75 million of revolving credit, subject to a borrowing base formula and other terms and conditions as specified in the Financing Agreement. The Financing Agreement continued until November 30, 2014 and automatically renews from year to year thereafter, unless sooner terminated by either party as specified in the Financing Agreement. The Lender shall have the right to terminate the Financing Agreement at any time by giving the Company sixty days’ prior written notice. Borrowings are secured by all of the Company assets including intellectual property. The Loan Agreement contained several covenants, including a requirement that the Company maintain tangible net worth of not less than $2.5 million and working capital of not less than $2.5 million. On March 25, 2014, the Company entered into an amendment to the Financing Agreement (the “Amendment”) with an effective date of January 1, 2013. The Amendment clarified the definition of current assets in the Financing Agreement, reduced the size of the revolving credit line to $1.25 million, and revised the financial covenants so that Zoom is required to maintain tangible net worth of not less than $2.0 million and working capital of not less than $1.75 million.

On October 29, 2015, the Company entered into a second amendment to the Financing Agreement (the “Second Amendment”). Retroactive to October 1, 2015, the Second Amendment eliminated $2,500 in monthly charges for the Financing Agreement. Effective December 1, 2015, the Second Amendment reduces the effective rate of interest to 2.25% plus an amount equal to the higher of prime rate or 3.25%.

The Company is required to calculate its covenant compliance on a quarterly basis. As of December 31, 2015, the Company was in compliance with both its working capital and tangible net worth covenants. At December 31, 2015, the Company’s tangible net worth was approximately $4.6 million, while the Company’s working capital was approximately $4.4 million.

(14)         STOCKHOLDERS EQUITY

The Company raised approximately $3.4 million from a private placement in September, 2015 and incurred issuance costs of approximately $16 thousand resulting in net proceeds of approximately $3.4 million. The Company also raised approximately $269 thousand from a stock rights offering in July, 2015 and incurred issuance costs of approximately $40 thousand resulting in net proceeds of approximately $229 thousand.

(15)     RECLASSIFICATIONS OUT OF ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

	2015	2014
Accumulated Other Comprehensive Income (Loss) Components:

Foreign currency translations:
Balance at beginning of period	$––	$364,355
Current period currency translation adjustments	––	(3,621)
Amounts reclassified on closing of U.K. branch in 2014	––	(360,734)
Balance at end of period	$––	$––

Accumulated Other Comprehensive Income (Loss) end of period	$––	$––

(16)        SUBSEQUENT EVENTS

Management of the Company has reviewed subsequent events from December 31, 2015 through the date of filing and has concluded that, except as noted below, there were no subsequent events requiring adjustment to or disclosure in these consolidated financial statements. The Company was required to pay a one-time setup fee of $100,000, which was paid on January 4, 2016 under a licensing agreement.

You should rely only on the information contained in this prospectus. We have not, and have not authorized anyone else, to provide you with different or additional information. We are not making an offer of securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus regardless of its time of delivery, and you should not consider any information in this prospectus to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities.

ZOOM TELEPHONICS, INC.

619,231 SHARES OF COMMON STOCK

Prospectus

December __, 2016

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC Registration Fee	$180
Legal Fees and Expenses	$15,000
Accounting Fees and Expenses	$6,000
Miscellaneous Costs	$600

Total	$21,780

*Other than the Securities and Exchange Commission registration fee, all of the amounts shown are estimates.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Zoom's Certificate of Incorporation and Bylaws authorize it to indemnify directors, officers, employees and agents of Zoom against expenses (including attorneys' fees), liabilities and other matters incurred in connection with any action, suit or proceeding, to the fullest extent permitted by Section 145 of Delaware General Corporation Law. In addition, Zoom's Certificate of Incorporation provides that its directors shall not be personally liable to Zoom or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law (i) for breach of the director's duty of loyalty to Zoom or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

Zoom may also advance all reasonable expenses which were incurred by or on behalf of a present director or officer in connection with any proceeding to the fullest extent permitted by applicable law.

The Bylaws also permit Zoom to enter into indemnity agreements with individual directors, officers, employees, and other agents. Any such agreements, together with the Bylaws and Certificate of Incorporation, may require Zoom, among other things, to indemnify directors or officers against certain liabilities that may arise by reason of their status or service as directors (other than liabilities resulting from willful misconduct of a culpable nature), to advance expenses to them as they are incurred, and to obtain and maintain directors' and officers' insurance if available on reasonable terms.

The Company maintains director and officer liability insurance policies providing for the insurance on behalf of any person who is or was a director or officer of the company or a subsidiary for any claim made during the policy period against the person in any such capacity or arising out of the person’s status as such. The insurers’ limit of liability under the policies is $2.5 million in the aggregate for all insured losses for the policy period, which is October 22, 2016 through October 22, 2017.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

On October 24, 2016, Zoom issued 619,231 shares of common stock to several accredited investors for gross proceeds of $1,610,000. This transaction was exempt from registration pursuant to Section 4(2) of the Securities Act, as a transaction not involving a public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits:

A list of exhibits filed with this registration statement on Form S-1is set forth on the Exhibit Index and is incorporated herein by reference.

 ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low end or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities to be offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which shall remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

  (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on December 8, 2016.

ZOOM TELEPHONICS, INC.

By:	/s/ Frank B. Manning
Frank B. Manning
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned, hereby severally constitute and appoint Frank B. Manning our true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution in for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Frank B. Manning	President, Chief Executive Officer, Chairman of the Board and acting Chief Financial Officer	December 8, 2016
Frank B. Manning	(Principal Executive Officer)

/s/ Robert Crowley	Director	December 8, 2016
Robert Crowley

/s/ Joseph Donovan	Director	December 8, 2016
Joseph Donovan

/s/ Philip Frank	Director	December 8, 2016
Philip Frank

/s/ Peter Kramer	Director	December 8, 2016
Peter Kramer

/s/ George Patterson	Director	December 8, 2016
George Patterson

/s/ Peter Sykes	Director	December 8, 2016
Peter Sykes

Exhibit Index

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement.

Exhibit No.	Description of Document

2.1
Separation and Distribution Agreement by and between Zoom Technologies, Inc. and Zoom Telephonics, Inc. (incorporated by reference to annex B of the preliminary proxy statement filed by Zoom Technologies, Inc. May 13, 2009).

3.1
Amended and Restated Certificate of Incorporation of Zoom Telephonics, Inc. (incorporated by reference to Exhibit 3.1 to Zoom Telephonics, Inc. Registration Statement on Form 10, filed with the Commission on September 4, 2009).

3.2	Amendment to Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Form 8-K filed on November 18, 2015)
3.3	Certificate of Designation of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 3.2 to the Form 8-K filed on November 18, 2015)
3.4	By-Laws of Zoom Telephonics, Inc. (incorporated by referenced to Exhibit 3.2 to Zoom Telephonics, Inc. Registration Statement on Form 10 filed with the Commission on September 4, 2009).
4.1
Section 382 Rights Agreement, dated as of November 18, 2015, between Zoom Telephonics, Inc. and Computershare Trust Company, N.A., which includes the Form of Certificate of Designation of Series A Preferred Stock as Exhibit A, the Form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Stock as Exhibit C (incorporated by reference to Exhibit 4.1 to the Form 8-K filed by the Company on November 18, 2015)*

5.1	Legal Opinion of Burns & Levinson LLP
10.1	Zoom Telephonics, Inc. 2009 Stock Option Plan (incorporated by reference to Exhibit 4.1 to the Form 8-K dated December 16, 2009 and incorporated by reference herein).*
10.2	Zoom Telephonics, Inc. 2009 Directors Stock Option Plan (incorporated by reference to Exhibit 4.2 to the Form 8-K dated December 16, 2009 and incorporated by reference herein).*
10.3
Form of director option grant pursuant to Zoom Telephonics, Inc. 2009 Directors Stock Option Plan (incorporated by reference to Exhibit 4.3 to the Form 8-K dated December 16, 2009 and incorporated by reference herein).*

10.4
Form of incentive stock option grant pursuant to Zoom Telephonics, Inc. 2009 Stock Option Plan (incorporated by reference to Exhibit 4.4 to the Form 8-K dated December 16, 2009 and incorporated by reference herein).*

10.5
Form of non-qualified stock option grant pursuant to Zoom Telephonics, Inc. 2009 Stock Option Plan (incorporated by reference to Exhibit 4.5 to the Form 8-K dated December 16, 2009 and incorporated by reference herein).*

10.6	Severance Agreement between Zoom Telephonics, Inc. and Frank B. Manning (incorporated by reference to Exhibit 10.1 to the 10-Q filed on May 14, 2010)
10.7	Severance Agreement between Zoom Telephonics, Inc. and Deena Randall (incorporated by reference to Exhibit 10.3 to the 10-Q filed on May 14, 2010)
10.8	Severance Agreement between Zoom Telephonics, Inc. and Terry Manning (incorporated by reference to Exhibit 10.4 to the 10-Q filed on May 14, 2010)
10.9	Financing Agreement, dated December 18, 2012, between Zoom Telephonics, Inc. and Rosenthal & Rosenthal, Inc. (incorporated by reference to Exhibit 10.1 to the Form 8-K dated December 21, 2012)
10.10
Intellectual Property Security Agreement, dated December 18, 2012, between Zoom Telephonics, Inc. and Rosenthal & Rosenthal, Inc. (incorporated by reference to Exhibit 10.2 to the Form 8-K dated December 21, 2012)

10.11
Amendment dated March 25, 2014, effective January 1, 2013 to Financing Agreement, dated December 18, 2012, between Zoom Telephonics, Inc. and Rosehthal & Rosenthal, Inc. (incorporated by reference to Exhibit 10.1 to the Form 8-K filed by the Company on November 3, 2015)

10.12
Amendment dated October 29, 2015, effective January 1, 2013, to Financing Agreement, dated December 18, 2012, between Zoom Telephonics, Inc. and Rosenthal & Rosenthal, Inc. (incorporated by reference to Exhibit 10.1 to the Form 8-K filed by the Company on November 3, 2015)

10.13
Amendment dated July 19, 2016 to Financing Agreement, dated December 18, 2012, between Zoom Telephonics, Inc. and Rosenthal & Rosenthal, Inc. (incorporated by reference to Exhibit 10.1 to the Form 8-K filed by the Company on July 25, 2016).

10.14
Amendment dated September 1, 2016 to Financing Agreement, dated December 18, 2012, between Zoom Telephonics, Inc. and Rosenthal & Rosenthal, Inc. (incorporated by reference to Exhibit 10.1 to the Form 8-K filed by the Company on September 8, 2016).

10.15	Form of Common Stock Subscription Agreement (incorporated by reference to Exhibit 10.1 to the Form 8-K filed by the Company on September 26, 2016).
10.16†	License Agreement, dated May 13, 2015, between Zoom Telephonics, Inc. and Motorola Mobility LLC (incorporated by reference to Exhibit 10.3 to the Form 10-Q/A filed by the Company on December 6, 2016).
10.17†
Amendment to License Agreement, dated August 16, 2016, between Zoom Telephonics, Inc. and Motorola Mobility LLC (incorporated by reference to Exhibit 10.4 to the Form 10-Q/A filed by the Company on December 6, 2016).

21.1	Subsidiaries (incorporated by reference to Exhibit 21 to the Annual Report on Form 10-K for the year ended December 31, 2015)
23.1	Consent of Marcum LLP
23.2	Consent of Burns & Levinson LLP (included in Exhibit 5.1)
24.1	Power of Attorney (contained in the signature page of this registration statement)
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Calculation Linkbase Document
101.LAB	XBRL Taxonomy Label Linkbase Document
101.PRE	XBRL Taxonomy Presentation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
_________
* Management contract or compensatory plan or arrangement
† Confidential treatment requested as to portions of the exhibit. Confidential materials omitted and filed separately with the Securities and Exchange Commission.